SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.        )

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Everbridge, Inc.

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April 7, 2021

To our Stockholders:

We are pleased to invite you to attend our 2021 Annual Meeting of Stockholders to be held on Thursday, May 20, 2021 at 10:00 a.m. at our executive offices, located at 25 Corporate Drive, 4th Floor, Burlington, Massachusetts 01803. We continue to strictly adhere to safety standards and protocols related to COVID-19. Accordingly, masks will be required for those attending the meeting and seating will be limited in order to provide adequate social distancing for the event.

Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

We have elected to provide access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to our stockholders a notice instead of a paper copy of this proxy statement and our 2020 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2020 Annual Report and a form of proxy card or voting instruction card. We believe that providing our proxy materials over the Internet increases the ability of our stockholders to connect with the information they need, while reducing the environmental impact and cost of our Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote by telephone or through the Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you. Please review the instructions on each of your voting options described in this proxy statement, as well as in the notice you received in the mail.

Thank you for your ongoing support of and continued interest in Everbridge. We look forward to seeing you at the Annual Meeting.

Sincerely,

Jaime Ellertson

Chairman of the Board of Directors

EVERBRIDGE, INC.

25 Corporate Drive, 4th Floor

Burlington, Massachusetts 01803

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 20, 2021

To the Stockholders of Everbridge, Inc.:

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Everbridge, Inc., a Delaware corporation, (the “Company”) will be held on Thursday, May 20, 2021 at 10:00 a.m. local time at the Company’s executive offices, located at 25 Corporate Drive, 4th Floor, Burlington, Massachusetts 01803, for the following purposes:

1.	To elect the nominees for director named in the accompanying proxy statement (the “Proxy Statement”) to hold office until the 2024 Annual Meeting.
2.

To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2021.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement.
4.	To approve an amendment to our Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") to declassify our board of directors after the Annual Meeting.
5.

To approve an amendment to our Certificate of Incorporation to eliminate the supermajority voting requirement for (i) amendments to our Certificate of Incorporation and (ii) stockholder amendments to our Amended and Restated Bylaws (the "Bylaws").

6.	To conduct any other business properly brought before the Annual Meeting (including adjournments, continuations and postponements thereof).

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 22, 2021. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Elliot J. Mark,
Corporate Secretary

Burlington, Massachusetts

April 7, 2021

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote by telephone or through the Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

TABLE OF CONTENTS

Page

Questions and Answers About These Proxy Materials and Voting	1
Proposal 1: Election of Directors	8
Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm	18
Proposal 3: Advisory Vote on Executive Compensation	19
Proposal 4: Amendment to Certificate of Incorporation to Declassify Board of Directors	20
Proposal 5: Amendment to Certificate of Incorporation to Eliminate Supermajority Voting Provisions for Amendments to our Certificate of Incorporation and Bylaws	22
Executive Officers	23
Security Ownership of Certain Beneficial Owners and Management	25
Delinquent Section 16(a) Reports	26
Executive Compensation	27
Director Compensation	54
Equity Compensation Plan Information	56
Transactions with Related Persons	57
Householding of Proxy Materials	59
Other Matters	59
Appendix A: Text of Proposed Amendment to the Company’s Certificate of Incorporation to Declassify the Board of Directors	60
Appendix B: Reconciliation of Non-GAAP Financial Measures	62

EVERBRIDGE, INC.

25 Corporate Drive, 4th Floor

Burlington, Massachusetts 01803

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 20, 2021

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

We are providing you with these proxy materials because the Board of Directors of Everbridge, Inc. (the “Board”) is soliciting your proxy to vote at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Everbridge, Inc. (the “Company”), including at any adjournments or postponements thereof, to be held on Thursday, May 20, 2021 at 10:00 a.m. local time at the Company’s executive offices, located at 25 Corporate Drive, 4th Floor, Burlington, Massachusetts 01803. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy. The proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2020, are being distributed and made available on or about April 7, 2021. As used in this Proxy Statement, references to “we,” “us,” “our,” “Everbridge” and the “Company” refer to Everbridge, Inc. and our consolidated subsidiaries.

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 7, 2021 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

You will not receive any additional proxy materials via mail unless (1) you request a printed copy of the proxy materials in accordance with the instructions set forth in the Notice or (2) we elect, in our discretion, to send you a proxy card and a second Notice of Internet Availability of Proxy Materials, which we may send on or after April 7, 2021.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Thursday, May 20, 2021 at 10:00 a.m. local time at Everbridge’s executive offices, located at 25 Corporate Drive, 4th Floor, Burlington, MA 01803. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 22, 2021 will be entitled to vote at the Annual Meeting. On this record date, there were 37,607,133 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 22, 2021, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares electronically through the Internet, over the telephone or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 22, 2021, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are five matters scheduled for a vote:

•	Proposal 1: Election of three directors to hold office until the 2024 Annual Meeting;
•	Proposal 2: Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;
•	Proposal 3: Advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules.
•	Proposal 4: Approval of an amendment to our Certificate of Incorporation to declassify our board of directors after the Annual Meeting; and
•

Proposal 5: Approval of an amendment to our Certificate of Incorporation to eliminate the supermajority voting requirement for (i) amendments to our Certificate of Incorporation and (ii) stockholder amendments to our Bylaws.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “FOR” each of the nominees to the Board or you may “WITHHOLD” your vote for each of the nominees. Proxies cannot be voted for a greater number of persons than the three nominees named in this Proxy Statement. For each of the other matters to be voted on, you may vote “FOR” or “AGAINST” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•

To vote by using a printed proxy card that may be delivered to you, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial the number found on the Notice or the printed proxy card that may be delivered to you using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice or printed proxy card. Your telephone vote must be received by 2:00 a.m., Eastern Time, on May 20, 2021 to be counted.

•

To vote through the Internet, go to www.envisionreports.com/evbg to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your Internet vote must be received by 2:00 a.m., Eastern Time, on May 20, 2021 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote through the Internet, over the telephone, by requesting and returning a printed proxy card or by submitting a ballot in person at the Annual Meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 22, 2021.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by telephone, through the Internet or by completing the printed proxy card that may be delivered to you or in person at the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “FOR” the election of each of the nominees for director, “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, “FOR” the advisory approval of named executive officer compensation,

“FOR” declassifying our board of directors and “FOR” eliminating the supermajority voting requirements to amend our Certificate of Incorporation and Bylaws. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules but not with respect to “non-routine” matters. Proposals 1, 3, 4 and 5 are considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on those Proposals in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the Internet.
•	You may send a timely written notice that you are revoking your earlier-dated proxy to our Corporate Secretary, Everbridge, Inc., 25 Corporate Drive, 4th Floor, Burlington, Massachusetts 01803.
•

You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by telephone or vote through the Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent to change those instructions.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, you must submit your proposal, in writing, by December 8, 2021, to our Corporate Secretary, Everbridge, Inc., 25 Corporate Drive, 4th Floor, Burlington, Massachusetts 01803, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Pursuant to our bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2022 Annual Meeting, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on February 19, 2022 nor earlier than the close of business on January 20, 2022. However, if our 2022 Annual Meeting is not held on or after April 20, 2022 and on or before June 19, 2022, to be timely, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2022 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2022 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2022 Annual Meeting is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for Proposal 1 to elect directors, votes “FOR,” “WITHHOLD” and broker non-votes, and, with respect to Proposals 2 through 5, votes “FOR” and “AGAINST,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each proposal, other than the election of directors (Proposal 1). Abstentions will have the same effect as “Against” votes on Proposals 2 through 5, and will have no effect on Proposal 1. Broker non-votes will have no effect on Proposals 1 through 3 and will not be counted towards the vote total for those proposals. Broker non-votes will have the same effect as “AGAINST” votes on Proposals 4 and 5.

What are “broker non-votes”?

If you are the beneficial owner of shares held in “street name,” your shares may constitute “broker non-votes.” Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other securities intermediary holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other securities intermediary can still vote the shares with respect to matters that are considered to be “routine,” but cannot vote the shares with respect to “non-routine” matters. Under the rules of NYSE, which generally apply to all brokers, bank or other securities intermediaries, on voting matters characterized by the NYSE as “routine,” NYSE member firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. On non-routine proposals, such “uninstructed shares” may not be voted by member firms. Only Proposal 2 is considered a “routine” matter for this purpose and brokers, banks or other securities intermediaries generally have discretionary voting power with respect to such proposal. Proposals 1, 3, 4 and 5 are not considered routine matters, and without your instructions, your broker cannot vote your shares for those proposals.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	The nominees receiving the most “FOR” votes from the holders of shares present in person or represented by proxy and entitled to vote on this proposal; “WITHHELD” votes will have no effect.	No effect	No effect, non-routine
2	Ratification of the Selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm	“FOR” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on this proposal.	Against	Not applicable, as brokers can vote the shares since this is considered a “routine” matter
3	Advisory Approval of the Compensation of our Named Executive Officers	“FOR” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on this proposal.	Against	No effect, non-routine
4	Approval of an amendment to our Certificate of Incorporation to declassify our board of directors	“FOR” votes from the holders of at least sixty-six and two-thirds percent (66 2/3%) of shares entitled to vote.	Against	Against
5

Approval of an amendment to our Certificate of Incorporation to eliminate the supermajority voting requirement for (i) amendments to our Certificate of Incorporation and (ii) stockholder amendments to our Bylaws

		“FOR” votes from the holders of at least sixty-six and two-thirds percent (66 2/3%) of shares entitled to vote.	Against	Against

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 37,607,133 shares outstanding and entitled to vote. Thus, the holders of at least 18,803,567 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation and our Bylaws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of the Board. Our Board is currently divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class currently has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Currently, the term of the Class II directors expires at the Annual Meeting; the term of the Class III directors expires at the 2022 Annual Meeting; and the term of the Class I directors expires at the 2023 Annual Meeting. In accordance with our Certificate of Incorporation, after their current initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office.

There are three directors in Class II whose term of office expires in 2021: Alison Dean, Kent Mathy, and Simon Paris. Our Board has nominated Ms. Dean, Mr. Mathy, and Mr. Paris for re-election at the Annual Meeting to serve as Class II directors and, if elected at the Annual Meeting, each Class II director would serve until the 2024 Annual Meeting and until his or her successor has been duly elected and qualified, or, if sooner, until his or her death, resignation or removal. Ms. Dean, Mr. Mathy and Mr. Paris were each recommended for election by the Nominating and Corporate Governance Committee, and all are currently serving as directors of the Company. Subject to stockholder approval of Proposal 4 and the filing of a certificate of amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, each member of our Board (including Class II directors elected to a three-year term at this 2021 Annual Meeting) will serve one-year terms and all directors will be up for election at the 2022 Annual Meeting. If Proposal 4 is not approved, we will continue to have a staggered board with three-year terms as provided in our charter and expiring in the years noted below.

The Board presently has eight members. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If either of the nominees becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee that we will propose. Ms. Dean, Mr. Mathy and Mr. Paris have each agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

It is our policy to invite directors and nominees for director to attend the Annual Meeting. All of our directors serving at the time of our 2020 Annual Meeting attended that meeting.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

Nominees for Election for a One-Year Term Expiring at the 2022 Annual Meeting

Alison Dean, age 56, has served as a member of our Board since July 2018. In addition, Ms. Dean has served as a board member of Yeti Holding, Inc. a global retailer of outdoor products, since October 2020. Ms. Dean formerly served as Executive Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer at iRobot, the leading global consumer robot company, from April 2013 to May 2020. Ms. Dean has more than 30 years of cumulative experience in corporate finance. Ms. Dean holds a B.A. in Business Economics from Brown University and an M.B.A. from Boston University. The Board believes Ms. Dean’s extensive background in finance and operations qualifies her to serve on our Board.

Kent Mathy, age 61, has served as a member of our Board since August 2012. Mr. Mathy also has served as a board member of AVC Technologies, a provider of UCaaS, cybersecurity, and IT solutions, since July 2020, and JourneyCare Hospice, a provider of palliative and hospice care since October 2017. Mr. Mathy was the CEO of Sequential Technology International (STI), a business process outsourcer for wireline/wireless telecommunication, broadband, cable/multi-system operators, and satellite service providers, from January 2017 to May 2020. Prior to STI, Mr. Mathy held a variety of executive management positions at AT&T including having served as President, Southeast Region of AT&T Mobility; President, North Central Region for AT&T Mobility; and President, Small Business for AT&T Mobility. Mr. Mathy holds a B.A. in marketing from the University of Wisconsin-Oshkosh and attended the University of Michigan, Executive Program. Our Board believes Mr. Mathy’s experience in the telecommunications industry qualifies him to serve on our Board.

Simon Paris, age 51, has served as a member of our Board since February 2020. Mr. Paris has served as Chief Executive Officer at Finastra, a global financial technology companies since June 2018. He was Finastra’s President and Deputy Chief Executive Officer from June 2017 to June 2018, and joined Finastra as President in June 2015. Since November 2020, Mr. Paris has also served on the Board of Directors of Thompson Reuters, a provider of business information services. Mr. Paris holds a B.A. from the European Business School and an MBA from INSEAD. Our Board believes Mr. Paris’s experience in the software-as-a-service industry qualifies him to serve on our Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NAMED NOMINEES.

Directors Continuing in Office Until the 2022 Annual Meeting

Richard D’Amore, age 67, has served as a member of our Board since April 2015. Mr. D’Amore has been a General Partner of North Bridge Venture Partners, an early-stage venture capital and growth equity firm since its inception in 1994. Mr. D’Amore has served as a member of the board of directors of Veeco Instruments, Inc., a developer and manufacturer of electronics equipment, since 1990. Mr. D’Amore also serves as Chairman of the Board of Trustees at Northeastern University. Mr. D’Amore holds a B.S. in business from Northeastern University and an M.B.A. from Harvard Business School. Our Board believes that Mr. D’Amore’s broad entrepreneurial experience and his extensive service on public company boards qualify him to serve on our Board.

Bruns Grayson, age 73, has served as a member of our Board since 2011. Mr. Grayson is a Managing Partner at ABS Ventures, a venture capital firm, where he has managed all of the firm’s venture capital partnerships since 1983. Since December 2017, Mr. Grayson has served as a member of the board of directors of Ribbon Communications Inc., a provider of network solutions. Mr. Grayson holds a B.A. in history from Harvard College, an M.A. in politics and philosophy from Oxford University and a J.D. from the University of Virginia Law School. Our Board believes that Mr. Grayson’s experience investing in technology business and his service on numerous private and public company boards qualify him to serve on our Board.

David Meredith, age 49, has served as our Chief Executive Officer and a member of our Board since July 2019. Mr. Meredith joined Everbridge from Rackspace Inc., a global managed cloud computing company, where he served as Chief Operating Officer from November 2018 to June 2019, Chief Operating Officer and Chief Product Officer from August 2017 to November 2018, and Group President from May 2017 to August 2017. Prior to that, Mr. Meredith served as the President of Global Data Center Hosting at CenturyLink, Inc., a global communications technology company, from May 2016 to May 2017. Mr. Meredith has a master's degree from the University of Virginia and a Bachelor of Business Administration in Corporate Finance from James Madison University. Our Board believes that Mr. Meredith’s business expertise and his insight into corporate matters as our Chief Executive Officer qualify him to serve on our Board.

Directors Continuing in Office Until the 2023 Annual Meeting

Jaime Ellertson, age 63, has served as the Chairman of our Board since January 2021. From July 2019 to December 2020, he served as Executive Chairman of the Board. Prior to that, he served as the Chairman of our Board from March 2011 to July 2019, after joining our Board in April 2010. From September 2011 to July 2019, he also served as our Chief Executive Officer, and from September 2011 to July 2017, Mr. Ellertson also served as our President. Mr. Ellertson is currently the Managing Director of Akmazo Capital, an investment firm focused on SaaS businesses. Mr. Ellertson served on the board of directors of E*TRADE Financial Corporation from May 2019 until September 2020. Our Board believes that Mr. Ellertson’s business expertise and his insight into corporate matters as our Chairman qualify him to serve on our Board.

Sharon Rowlands, age 62, has served as a member of our Board since January 2019. Since January 2019, Ms. Rowlands has served as Chief Executive Officer and President of Web.com, a leading web technology company. She served as President of USA Today Network Marketing Solutions at Gannett Co. from October 2017 to January 2019. Previously, Ms. Rowlands served as the Chief Executive Officer and member of the board of directors of ReachLocal, Inc., an Internet-based advertising and marketing company which specialized in search engine marketing, marketing analytics, and display advertising, from April 2014 to January 2019. Ms. Rowlands has served as a member of board of directors of The Glimpse Group, a virtual reality products provider, since October 2017, and Pegasystems Inc., a provider of software automation solutions, since April 2016. Our Board believes that Ms. Rowlands’ extensive business expertise and experience across the financial services, media and information and digital marketing sectors qualifies her to serve on our Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under Nasdaq Stock Market (“Nasdaq”) listing rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the company’s board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Our Board has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, our Board determined that Messrs. and Mmes. D’Amore, Dean, Grayson, Mathy, Paris, and Rowlands, representing six of our eight directors, are “independent directors” as defined under current rules and regulations of the SEC and the listing standards of Nasdaq. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in “Transactions with Related Persons.”

Board Leadership Structure

Our Board is currently chaired by Mr. Ellertson. Mr. Ellertson previously served in the combined role of Chairman of the Board and Chief Executive Officer, until Mr. Meredith joined Everbridge in 2019 as Chief Executive Officer.

Our corporate governance guidelines provide that one of our independent directors shall serve as a lead independent director at any time when an independent director is not serving as the Chairman of the Board. Our Board has appointed Mr. Grayson to serve as our lead independent director. As lead independent director, Mr. Grayson presides over periodic meetings of our independent directors, coordinates activities of the independent directors and performs such additional duties as our Board may otherwise determine and delegate.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for our Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the chairperson of each committee of the Board to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the Chairman the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

Meetings of the Board of Directors

The Board met six times during 2020. Each Board member attended 75% or more of the aggregate number of meetings, of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for the fiscal year ended December 31, 2020 for each of the Board committees:

Name(1)	Audit	Compensation	Nominating and Corporate Governance
Richard D’Amore	X
Alison Dean	X*
Bruns Grayson		X	X*
Kent Mathy	X	X
Simon Paris			X**
Sharon Rowlands		X*	X
Total meetings in fiscal 2020	10	8	4

*	Committee Chairperson

**  Simon Paris was appointed to the Nominating and Corporate Governance Committee in February 2020.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that, except as specifically described below, each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the Company’s independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or disapproves transactions between the Company and any related persons; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is currently composed of three directors: Ms. Dean, Mr. D’Amore, and Mr. Mathy. The Audit Committee met 10 times during 2020. The Board has adopted a written Audit Committee charter that is available to stockholders in the investor relations section of our website.

Our Board has determined that each of Ms. Dean, Mr. D’Amore, and Mr. Mathy are independent directors under Nasdaq listing rules and under Rule 10A-3 under the Exchange Act.

The Board has also determined that Ms. Dean and Mr. D’Amore each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Dean and Mr. D’Amore’s level of knowledge and experience based on a number of factors, including their formal education and experience. This designation does not impose on Ms. Dean or Mr. D’Amore any duties, obligations or liabilities that are greater than those generally imposed on members of our Audit Committee and our Board.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee of the Board of Directors has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Respectfully submitted,

Alison Dean

Richard D’Amore

Kent Mathy

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is currently composed of three directors: Ms. Rowlands and Messrs. Grayson and Mathy. All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing rules). The Compensation Committee met eight times during 2020. The Board has adopted a written Compensation Committee charter that is available to stockholders in the investor relations section of our website.

The Compensation Committee acts on behalf of the Board to review, adopt and approve the Company’s compensation strategy, policies, plans and programs, including:

•

periodically reviewing, considering, and approving a philosophy for compensation of the Company’s executives and other employees in order to attract, retain, engage, and reward employees in a competitive market, to maintain a link between compensation and Company and executive performance;

•

reviewing and approving corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management, as appropriate, which powers shall include the power to exercise discretion to adjust compensation based on such goals and objectives;

•	reviewing and recommending to the Board the type and amount of compensation to be paid or awarded to Board members;
•	evaluating, reviewing and approving any stock ownership and retention guidelines and the compensation plans and programs that are in place from time to time and advisable for us, as well as reviewing compliance by executive officers and director with guidelines, and evaluating and approving the modification or termination of existing plans and programs;
•

establishing policies with respect to equity compensation arrangements with the objective of appropriately balancing the perceived value of equity compensation and the dilutive and other costs of that compensation to us;

•

reviewing the results of any advisory stockholder votes to approve executive compensation and consider whether to recommend adjustments to the Company’s executive compensation policies and practices as a result of such votes;

•

reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements (including, without limitation, perquisites and any other form of compensation) for our executive officers and, as appropriate, other senior management;

•

reviewing the Company’s compensation-related policies applicable to executive officers (e.g., the Company’s incentive compensation recoupment or “clawback” policy, anti-pledging policy, and anti-hedging policy) and approving or recommending to the Board amendments to any such policy; and

•	administration of our equity compensation plans, pension and profit-sharing plans, stock purchase plans, bonus plans, deferred compensation plans and other similar plan and programs.

Additionally, the Compensation Committee will review, discuss with management and oversee as it deems appropriate the Company’s policies, practices and strategies as they relate to human capital management, including those regarding recruiting, retention, career development and progression, diversity and inclusion.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairperson of the Compensation Committee, in consultation with our Chief Executive Officer. The Compensation Committee meets regularly in executive session. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after assessing the independence of such person in accordance with SEC and Nasdaq requirements that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

After taking into consideration the six factors prescribed by the SEC and Nasdaq, the Compensation Committee has engaged FW Cook (the “Consultant”), a compensation consulting firm, as a compensation consultant. The Compensation Committee has assessed the Consultant’s independence and determined that the Consultant has no conflicts of interest in connection with its provision of services to the Compensation Committee. Specifically, the Compensation Committee engaged the Consultant in 2020 to suggest a peer company group composed of public companies comparable to us and conduct an executive compensation assessment analyzing the current cash and equity compensation of our executive officers against compensation for similarly situated executives at our peer group companies. Our management does not have the ability to direct the Consultant’s work.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first or fourth quarter of the year. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted.

The specific determinations of our Compensation Committee with respect to executive compensation for the year ended December 31, 2020 are described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for identifying and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board and developing a set of corporate governance principles for us.

The Nominating and Corporate Governance Committee is currently composed of three directors: Messrs. Grayson and Paris and Ms. Rowlands. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing rules). The Nominating and Corporate Governance Committee met four times during 2020. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders in the investor relations section of our website.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee also considers diversity, age, skills, gender, race, and such other individual characteristics and factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Everbridge, Inc., 25 Corporate Drive, 4th Floor, Burlington, Massachusetts 01803 at least 90 days, but no more than 120 days, prior to the anniversary date of the mailing of the Company’s proxy statement for the last Annual Meeting. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications with the Board of Directors

Stockholder communications will be reviewed by the Corporate Secretary of the Company, who will determine whether the communication should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with our Whistleblower Policy for Accounting and Auditing Matters that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

Code of Ethics

We have adopted the Everbridge, Inc. Code of Business Conduct that applies to all of our officers, directors, employees and independent contractors. The Code of Business Conduct is available in the investor relations section of our website. If we make any substantive amendments to the Code of Business Conduct or we grant any waiver from a provision of the Code of Business Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines

The Board has documented our governance practices by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed in the investor relations section of our website.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has served as our independent registered public accounting firm since August 2018. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2020 and December 31, 2019 from Ernst & Young LLP.

	Fiscal Year Ended December 31,
	2020	2019
Audit Fees(1)	$1,956,050	$1,884,860
Audit-related Fees	—	—
Tax Fees(2)	203,519	183,855
All Other Fees(3)	5,170	405,237
Total Fees	$2,164,739	$2,473,952

(1)

Represents fees for professional services and expenses provided in connection with the respective fiscal year related to the annual audit of the Company’s consolidated financial statements, including an assessment of the effectiveness of our internal controls over financial reporting, the review of our quarterly financial statements, consultations on accounting matters directly related to the audit, comfort letters, consents, assistance with and review of documents filed with the SEC, and statutory audit services.

(2)	Represents fees billed for professional services provided for tax compliance, advice and planning.
(3)

All other fees consist of permitted services other than those that meet the criteria above and include certain advisory services related to the Company’s issuance of $450 million aggregate principal amount of 0.125% convertible senior notes due December 15, 2024.

All auditor fees must be approved by our Audit Committee and all fees described above were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board recognizes the interests our investors have in the compensation of our named executive officers. In recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, we believe that our compensation policies and decisions are based on principles that reflect a “pay-for-performance” philosophy and are strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

Accordingly, the Board is asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, the result will not be binding on the Board or Compensation Committee. Nevertheless, the views expressed by our stockholders, whether through this say-on-pay vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Vote Required

Advisory (non-binding) approval of Proposal 3 requires the approval of the holders of a majority of shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4

AMENDMENT TO CERTIFICATE OF INCORPORATION TO DECLASSIFY BOARD OF DIRECTORS

Our Certificate of Incorporation currently provides that our Board is divided into three classes, with each class currently elected every three years. Under this structure, only one class of directors, constituting approximately one-third of the Board, is considered for election each year. On the recommendation of the Nominating and Corporate Governance Committee, our Board has approved, and recommends that the stockholders approve, an amendment to our Certificate of Incorporation to eliminate the classified board structure in order to provide for the annual election of all directors elected by the stockholders after the Annual Meeting for one-year terms.

The affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of our common stock entitled to vote at the Annual Meeting is required for approval of this proposal. If approved, this proposal would become effective upon the filing of an amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, which we would file promptly after stockholder approval is obtained. If the amendment is adopted, then notwithstanding the fact that the existing directors may have been elected to a multi-year term, all of the directors will be nominated to stand for election to a one-year term expiring at our 2022 Annual Meeting, along with all of our Class II directors, who were elected for a three-year term at this Annual Meeting. As a result, assuming the proposed amendment is approved, at this Annual Meeting and at subsequent Annual Meetings, absent future changes to our board election procedures, all of our directors would be subject to election to serve until the next Annual Meeting and until their successors have been duly elected and qualified. In the case of any vacancy on the board of directors occurring after this Annual Meeting created by an increase in the number of directors on our Board, the vacancy would be filled through an interim appointment by the Board with the new director to serve a term ending no later than at the next Annual Meeting. Vacancies on our Board created by resignation, removal, or death would be filled by election by the Board of a new director to serve until the end of the term of the director being replaced. The proposed amendment would not change the present number of directors or the authority of the Board to change that number and to fill any vacancies or newly created directorships. If this proposal is not approved, the Board will remain classified.

Delaware law provides that members of a board that is classified may be removed only for cause. At present, because our Board is classified, our Certificate of Incorporation provides that our directors may be removed only for cause. If the proposed amendment to our Certificate of Incorporation is approved, directors elected on or after this Annual Meeting will be able to be removed with or without cause.

If this proposal is not approved, we will continue to have a staggered board at the Annual Meeting and Class I directors, Messrs. and Mmes. Dean, Mathy, and Paris, will stand for election to a three-year term expiring at the 2024 Annual Meeting.

Our Nominating and Corporate Governance Committee and the full Board periodically consider our corporate governance practices and structures. As part of that process, the Board considers corporate trends, peer practices, the views of our institutional stockholders and the guidelines of proxy advisory firms. After balancing these interests, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, has decided to submit this proposal to eliminate our classified board structure.

In making this decision, the Board considered that many public companies have taken action to declassify their boards of directors. The Board further weighed the merits of both a classified board of directors and an annually-elected board of directors. In conducting its evaluation, the Board considered the advantages of a classified board structure, such as promoting board stability and continuity, providing a greater opportunity to protect the interests of stockholders in the event of an unsolicited takeover offer and reinforcing a commitment to long-term perspectives and value creation for our stockholders. The Board also considered, however, the corporate governance trend towards annual elections of directors, as this may increase directors’ accountability to stockholders and enable stockholders to express their views on each director’s performance by means of an annual vote. Moreover, many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies.

Article V of our Certificate of Incorporation contains the provisions that will be affected if this proposal is adopted. Appendix A to this Proxy Statement shows the proposed changes to this Article, with deletions indicated by strike-outs and additions indicated by underlining. The Board has also adopted conforming amendments to our Bylaws, which will become effective contingent upon and immediately following the effectiveness of the amendments to our Certificate of Incorporation.

If our stockholders do not approve this proposal, our directors will continue to be elected in three classes with staggered terms and provisions of our Certificate of Incorporation relating to the removal of directors only for cause will not be amended.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 4.

PROPOSAL 5

AMENDMENT TO CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING PROVISIONS FOR AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND BYLAWS

Our Certificate of Incorporation currently includes supermajority voting provisions in order for our stockholders to amend our Bylaws or various provisions of our Certificate of Incorporation. On the recommendation of the Nominating and Corporate Governance Committee, our Board approved, and recommends that stockholders approve, amendments to our Certificate of Incorporation to remove the supermajority voting requirements in Article V of our Certificate of Incorporation relating to the stockholder approval required to amend our Bylaws and in Article VIII of our Certificate of Incorporation relating to the stockholder approval required to amend various provisions of our Certificate of Incorporation.

The affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of our common stock entitled to vote at the Annual Meeting is required for approval of this proposal. If approved, this proposal would become effective upon the filing of an amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, which we would do promptly after stockholder approval is obtained. Following the effectiveness of the amendment, our stockholders will be permitted to amend our Bylaws and Certificate of Incorporation by a simple majority of the outstanding shares. If this proposal is not approved, the existing supermajority voting provisions will remain in effect.

Our Nominating and Corporate Governance Committee and the Board periodically consider our corporate governance practices and structures. As part of that process, the Board considers corporate trends, peer practices, the views of our institutional stockholders and the guidelines of proxy advisory firms. After balancing these interests, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, has decided to submit this proposal to remove the supermajority voting requirements for stockholders to amend our Bylaws and various provisions of our Certificate of Incorporation.

In making this decision, the Board considered that the purpose of supermajority voting requirements is to facilitate corporate governance stability by requiring broad stockholder consensus to effect certain changes. The Board also considered, however, that evolving corporate governance practices have come to view such supermajority voting provisions as conflicting with principles of good corporate governance and that the elimination of such supermajority voting provisions in a company’s constituent documents increases a board’s accountability to stockholders and provides stockholders with greater ability to participate in the corporate governance of a company. The Board also considered the fact that many other public companies have transitioned away from such supermajority voting provisions. The Board concluded that a “majority of outstanding shares” standard for stockholder approval of amendment to our Bylaws and Certificate of Incorporation more appropriately balances the opportunity for stockholders to participate meaningfully in the corporate governance of the Company with the desire to protect the interests of all stockholders from action that may only be in the interest of a small percentage of stockholders.

Articles V and VIII of our Certificate of Incorporation contain the provisions that will be affected if this proposal is adopted. Appendix A to this Proxy Statement shows the proposed changes to these Articles, with deletions indicated by strike-outs and additions indicated by underlining. The Board has also adopted conforming amendments to our Bylaws, which will become effective contingent upon and immediately following the effectiveness of the amendment to our Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 5.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers as of April 7, 2021.

Name	Title
David Meredith	Chief Executive Officer
Patrick Brickley	Senior Vice President, Chief Financial Officer and Treasurer
Vernon Irvin	Chief Revenue Officer
Ajay Nigam	Chief Product Officer
Elliot J. Mark	Senior Vice President, General Counsel and Corporate Secretary
Phillip E. Huff	Chief Accounting Officer and Corporate Controller

David Meredith. Biographical information for Mr. Meredith is included above with the director biographies under the caption “Directors Continuing in Office Until the 2022 Annual Meeting.”

Patrick Brickley, age 44, has served as our Chief Financial Officer since March 2019. Mr. Brickley joined Everbridge in May 2015 as Vice President of Finance and was promoted to Vice President of Finance and Accounting in 2017. Mr. Brickley holds a B.S. in Accounting from Lehigh University and an M.B.A. from The University of Chicago, Booth School of Business.

Vernon Irvin, age 59, joined Everbridge in September 2019 as our Chief Revenue Officer. Mr. Irvin joined Everbridge from Syniverse, a telecommunications technology company, where he served as Head of Global Enterprise Business Development from May 2019 to August 2019. Prior to that, he worked at the telecommunications company CenturyLink, where he served as Executive Vice President of Local Government, Medium and Small Business from November 2017 to May 2019, and as Senior Vice President of Small and Midsize Business from March 2014 to May 2019. Mr. Irvin has a Bachelor of Science degree in Information Sciences from the University of Cincinnati.

Ajay Nigam, age 59, joined Everbridge in January 2020 as our Chief Product Officer. Prior to joining Everbridge, he served as General Manager – Identity and CASB at Symantec (now known as NortonLifeLock, Inc.), a cybersecurity software and services corporation, from June 2019 to January 2020. Prior to that, he served CEO of ID Analytics, a Symantec company from February 2017 to June 2019. Mr. Nigam served as Senior Vice President – Products at Brightpoint Security, formerly Vorstack (acquired by ServiceNow), a cybersecurity software company, from August 2015 to June 2016. Mr. Nigam has a Bachelor in Engineering from the University of Jabalpur, India and is a Fellow of the Institution of Electronics and Telecom Engineers.

Elliot J. Mark, age 55, has served as our Senior Vice President, General Counsel and Corporate Secretary since November 2015. From September 2010 to November 2015, Mr. Mark served as Vice President and General Counsel of Northern Power Systems Corp., a designer and manufacturer of wind turbines and power converters. Mr. Mark holds a B.A. in international relations from Wesleyan University and a J.D. from Georgetown University Law Center.

Phillip E. Huff, age 59, has served as our Chief Accounting Officer since January 2020. Mr. Huff joined Everbridge in June 2015 as Vice President and Corporate Controller. Mr. Huff holds a B.S. in accounting theory and practice from California State University, Northridge.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 22, 2021 by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our executive officers and directors as a group.

The percentage ownership information shown in the table is based upon 37,607,133 shares of common stock outstanding as of March 22, 2021. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable 60 days after March 31, 2021. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for persons listed in the table is c/o Everbridge, Inc., 25 Corporate Drive, 4th Floor, Burlington, Massachusetts 01803.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% or greater stockholders:
Alger Associates, Inc.(1)	2,144,501	5.9%
BlackRock Inc.(2)	1,929,718	5.3%
Select Equity Group, L.P.(3)	4,129,475	11.4%
The Vanguard Group(4)	3,211,657	8.9%

Named executive officers and directors:
David Meredith	384	*
Patrick Brickley	3,597	*
Jaime Ellertson	86,192	*
Vernon Irvin	406	*
Ajay Nigam	5,162	*
Richard D’Amore	—	*
Alison Dean	1,342	*
Bruns Grayson(5)	44,892	*
Kent Mathy(6)	7,500	*
Simon Paris	—	*
Sharon Rowlands	1,700	*
All current executive officers and directors as a group (13 persons) (7)	166,485	*

*	Represents beneficial ownership of less than 1%.
(1)	The address of Alger Associates, Inc. is 360 Park Avenue South, New York, NY 10010. The information shown is based on a Schedule 13G filed on February 16, 2021 by Alger Associates, Inc.

(2)	The address of BlackRock, Inc. is 55 East 52nd Street New York, NY 10055. The information shown is based on a Schedule 13G/A filed on February 5, 2021 by BlackRock, Inc.
(3)

The address of Select Equity Group, L.P. is 380 Lafayette Street, 6th Floor, New York, NY 10003. The information shown is based on a Schedule 13G/A filed on February 12, 2021 by Select Equity Group, L.P.

(4)	The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The information shown is based on a Schedule 13G/A filed on February 10, 2021 by The Vanguard Group.
(5)	Includes 24,892 shares of common stock issuable upon the exercise of options that are exercisable on or before May 30, 2021.
(6)	Includes 5,000 shares of common stock issuable upon the exercise of options that are exercisable on or before May 30, 2021.
(7)	Includes 31,838 shares of common stock issuable upon the exercise of options that are exercisable on or before May 30, 2021.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year that ended on December 31, 2020, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except for one late filing for each of Messrs. and Mmes. Dean, Mathy, and Grayson.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) details Everbridge’s executive compensation philosophy, as well as how and why the Compensation Committee arrived at specific compensation decisions and policies. The Compensation Committee’s written charter is available on the Everbridge investor relations website at ir.everbridge.com.

In accordance with SEC rules and regulations, our Named Executive Officers (“NEOs”) for 2020 include our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers on December 31, 2020.

Our Named Executive Officers for fiscal 2020 were:

•	David Meredith, Chief Executive Officer (principal executive officer)
•	Patrick Brickley, Senior Vice President and Chief Financial Officer (principal financial officer)
•	Jaime Ellertson, Executive Chairman
•	Vernon Irvin, Senior Vice President and Chief Revenue Officer
•	Ajay Nigam, Senior Vice President and Chief Product Officer

Mr. Ellertson resigned as our Executive Chairman effective January 1, 2021 and assumed the role of Chairman of our Board.

2020: A Year of Tremendous Progress Despite COVID-19

Business Overview:

Everbridge is a global software company that provides enterprise software applications that automate and accelerate organizations’ operational response to critical events in order to keep people safe and businesses running. During public safety threats including active shooter situations, terrorist attacks or severe weather conditions, as well as critical business events such as Information Technology (“IT”) outages, cyber-attacks or other incidents such as product recalls or supply-chain interruptions, over 5,600 global customers rely on our Critical Event Management platform to quickly and reliably aggregate and assess threat data, locate people at risk and responders able to assist, automate the execution of pre-defined communications processes through the secure delivery to over 100 different communication devices, and track progress on executing response plans. Our customers use our platform to identify and assess hundreds of different types of threats to their organizations, people, assets or brand.

In 2020, despite the macroeconomic impact of COVID-19, Everbridge achieved strong growth and significantly improved business results while achieving considerable returns for stockholders, including:

-	We generated revenues of $271.1 million, an increase of 35% over $200.9 million in 2019, net loss of $93.4 million and Adjusted EBITDA of $8.0 million, an increase of 56% over $5.2 million in 2019.
-	We reported record results for a number of financial metrics in 2020, including: revenue, Adjusted EBITDA, and free cash flow.

Adjusted EBITDA. As used in this report, Adjusted EBITDA represents our net loss before interest and investment (income) expense, net, (benefit from) provision for income taxes, depreciation and amortization expense, loss on extinguishment of convertible notes, change in fair value of contingent consideration and stock-based compensation expense. We do not consider these items to be indicative of our core operating performance. The items that are non-cash include depreciation and amortization expense, loss on extinguishment of convertible notes, change in fair value of contingent consideration and stock-based compensation expense. Adjusted EBITDA is a measure used by management to understand and evaluate our core operating performance and trends and to generate future operating plans, make strategic decisions regarding the allocation of capital and invest in initiatives that are focused on cultivating new markets for our solutions. Adjusted EBITDA is not a measure calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021, for a more detailed discussion of our fiscal 2020 financial results. See Appendix B of this Proxy Statement for a reconciliation of Adjusted EBITDA to net loss, which is the most directly comparable financial measure calculated in accordance with GAAP.

Total Stockholder Return:

The clear strategic approach, business development acumen, and strong operational execution of our executive team has driven Everbridge’s rapid, transformational growth. As a result, we have outperformed both our peer group and the S&P 500 Information Technology Index in total stockholder return over the one- and three-year periods ended December 31, 2020. With new product launches, the ability to upsell and cross sell the Company’s existing customer base, expanding the number of Critical Event Management transactions, and entering new markets, Everbridge is well positioned for sustainable long-term growth.

3-Year Total Shareholder Return
(12/31/17 - 12/31/20)
% Change
450%
350%
250%
150%
50%
-50%
402%
107%
40%
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Everbridge
S&P 500 Information Technology Index
S&P 500

For more information about our financial and business performance in 2020, please see “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Consolidated Financial Statements,” and “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2020.

Everbridge Executive Compensation Program

Say-on-Pay and Stockholder Engagement

Our stockholders’ views are important to us. At the 2020 Annual Meeting, the Company failed to gain approval for an advisory vote to approve the compensation of our named executive officers for 2019. While this result was disappointing, we believe the lower support was due in large part to one-time events related to the CEO transition in 2019 as evidenced by (i) commentary from well-known proxy advisory firms about the sign-on compensation package for the new CEO and (ii) dialogue with our top investors about the CEO leadership transition during our stockholder outreach efforts.

Beginning in 2020, Everbridge has undertaken an ongoing and year-round stockholder engagement initiative at the request of our Board of Directors and our Nominating and Corporate Governance and Compensation Committees. The outreach is led by our investor engagement team, which includes Joshua Young, Vice President of Investor Relations, and Elliot Mark, Senior Vice President and General Counsel. In the fall and winter of 2020, we reached out to stockholders representing approximately 80% of our outstanding shares and held virtual meetings or calls with stockholders who owned approximately 50% of our outstanding shares (and in some instances we met with a stockholder more than once). A key objective of our 2020 investor outreach was to listen to our stockholders and better understand their perspectives on our executive compensation program and any concerns that motivated the lack of approval for our 2020 “say-on-pay” vote. Feedback from these stockholder engagements was informative for the Compensation Committee’s thinking when evaluating our current compensation program and when considering potential modifications to the program.

Our stockholders appreciated the outreach, and the feedback from these engagements was very helpful. With respect to compensation matters, many stockholders noted their support of our compensation practices, including that 97% of CEO target compensation was “at-risk” and tied to individual and corporate performance; compensation levels were at or below the mid-point of proxy peers; and the program’s heavy emphasis on long-term equity incentives creates alignment with stockholders. Our conversations with investors centered on additional governance topics including having a classified Board, supermajority voting, and environmental, social, and corporate governance related topics.

In response to feedback from stockholders, we have undertaken efforts to provide more transparency and simplified disclosure in this year’s CD&A, including more details about short-term and long-term incentive targets for our management team. Our Board has also recommended that our stockholders approve the proposals contained in this proxy statement to sunset our director classification and approve an amendment to our Certificate of Incorporation to remove supermajority voting provisions. We greatly value the dialogue that we have with our stockholders, and we look forward to significant continued and consistent engagement with our stockholders in future years.

Pay-for-Performance Focus

Our compensation strategy is focused on targeted business priorities that guide and align our actions to the needs of our customers, stockholders, and employees. To achieve this, our compensation program is designed to (1) attract and retain top talent that can continue building on our trajectory for long-term growth and (2) provide competitive compensation packages that create a significant and substantial link between our business results, stockholder interests, and the individual employee’s pay opportunity.

To ensure pay-for-performance alignment, the Compensation Committee annually reviews the designs of our short- and long-term incentive compensation programs to confirm that they continue to promote a culture of responsible performance. The majority of total compensation opportunity offered to our executives comes in the form of an annual incentive bonus and equity awards granted under our long-term incentive (“LTI”) program, both of which represent “at risk” pay. Payouts of our annual bonus are dependent on our short-term business objectives, and equity awards include restricted stock units (“RSUs”) and performance-based stock units (“PSUs”). Prior to 2017, our executives primarily received LTI awards in the form of stock options, but since 2017, long-term equity incentive awards have primarily been in the form of RSU and PSU awards to better align executive compensation with a pay-for-performance culture.

We believe that our executive compensation program for 2020 continued to tie incentive-based compensation metrics with the business objectives and corporate strategies that drive stockholder value creation. As shown by the figure below, a significant portion of our CEO’s and NEOs’ target total direct compensation was composed of “at-risk” compensation elements that only pay out upon meeting a predetermined mix of annual and long-term performance metrics.

1 Reflects the average pay mix of Messrs. Brickley, Irvin, and Nigam. Mr. Ellertson is not included in this chart due to his unique role as Executive Chair.

Compensation Philosophy

Our executive compensation program is designed to attract, motivate, and retain our key executives who drive our success and enable long-term stockholder value. We achieve these objectives by:

•	Providing a competitive pay opportunity;
•	Linking a significant portion of our NEOs’ target compensation to both short- and longer-term Company performance and strategic objectives;
•	Aligning our executives’ compensation with the interests of our stockholders by tying a significant portion of their total compensation opportunity to the value of our stock; and
•	Not encouraging unnecessary and excessive risk-taking, supported by our stock ownership requirements and executive compensation recovery (“clawback”) policy.

Our NEOs are highly specialized talent, which makes their retention a key priority. The Compensation Committee believes NEO compensation should be set at competitive levels to retain a valuable team and attract talent, while placing a strong emphasis on successful attainment of Company performance goals.

Our executive compensation program primarily consists of annual base salary, an “at-risk” annual incentive bonus, time-vesting RSUs and “at-risk” PSUs.

Compensation Element	Link to Business Strategy	2020 Compensation Actions
Base Salary (page 36)

•     Recognition of the individual’s role and responsibilities.

•     Competitive base salaries help attract, maintain, and motivate executive talent.

•     Increases are not automatic or guaranteed, which promote a performance-first culture.

• Increased CEO and CFO salaries by 3.4% and 5.5% to better align compensation with market levels.

Compensation Element	Link to Business Strategy	2020 Compensation Actions
Bonus Plan (page 37)

•     Annual variable pay opportunities are designed to reward achievement of annual financial and corporate objectives and individual goals.

•     Metrics and targets are evaluated each year to ensure alignment with the overall Company business strategy.

•     Award values are differentiated based on individual performance, which helps motivate key talent.

• Restructured executive bonus plan to consist of revenue and Adjusted EBITDA metrics to better align with Everbridge’s short-term business objectives and strategic goals.
Long-Term Incentives (page 38)

•     Promotes an ownership culture and aligns the interests of executives with those of  stockholders, as multi-year vesting period provides meaningful incentives for management to execute on longer-term financial and strategic growth goals that drive stockholder value creation.

•     Award mix and performance metrics are reviewed annually for strategic alignment with long-term stockholder value and business strategy.

•     Differentiating award values based on individual performance, as well as overlapping vesting periods, helps motivate and retain key talent.

•     LTI structure remained similar to 2019, with 50% granted as RSUs and 50% granted as PSUs.

•     Introduced an annual LTI grant schedule, whereas historically executives did not receive equity every year.

Compensation Program and Governance

The Compensation Committee is appointed by the Board of Directors to oversee our compensation polices, plans and programs, administration of our equity plans, and its responsibilities related to the compensation of our executive officers, directors, and senior management, as appropriate. A significant part of this oversight is aligning management interests with our business strategies and goals, as well as stockholder interests, while also mitigating excessive risk-taking. We continually take steps to strengthen and improve our executive compensation policies and practices.

Highlights of our current policies and practices include:

What We Do		What We Don’t Do
✔	Balance short- and long-term incentives to discourage short-term risk-taking at the expense of long-term results	✘	No guaranteed bonuses
✔	Subject 100% of short-term incentives and 50% of long-term incentives to performance conditions	✘	No excise tax gross-ups
✔	Cap incentive payouts below 200% of target	✘	No hedging with respect to Everbridge shares
✔	Seek annual stockholder advisory approval on executive compensation	✘	No pledging of Everbridge shares
✔	Engage an independent advisor reporting directly to the Compensation Committee	✘	No short sales of Everbridge shares
✔	Subject incentive compensation to a “clawback” recoupment policy	✘	No transactions involving derivative securities instruments relating to Everbridge shares
✔	Maintain share ownership guidelines for directors and executives	✘	No excessive perquisites

Role of the Compensation Committee

The Compensation Committee seeks to ensure that our executive compensation program is properly rewarding and motivating our NEOs while aligning their goals with our business strategy and the interests of our stockholders. To do this, our Compensation Committee conducts an annual review of the aggregate level of our executive compensation and the mix of elements used to compensate our executive officers and historic compensation levels, including prior equity awards.

When setting executive compensation opportunities, the Compensation Committee considers several factors, including:

•	Each NEO’s role and responsibilities;
•	Achievement of key performance objectives and milestones;
•	Market factors, such as compensation practices of peer companies;
•	Compensation survey data, as applicable; and
•	Retention concerns.

Role of the CEO in Compensation Decisions

Our CEO typically evaluates the performance of other executive officers and other employees, along with the performance of the Company as a whole, against previously determined objectives, on an annual basis and makes recommendations to the Compensation Committee with respect to annual base salary adjustments, bonuses, cash performance incentives and annual equity awards for the other executives. The Compensation Committee exercises its own independent discretion in approving compensation for all executive officers and assessing corporate performance against the pre-established objectives. The CEO is not present during deliberations or voting with respect to his own compensation.

Role of the Independent Compensation Consultant

The Compensation Committee retains the services of third-party, independent executive compensation consultants as it sees fit in connection with Everbridge’s compensation programs and related policies. For 2020, the Compensation Committee continued to engage Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent consultant.

As the independent compensation consultant, FW Cook reports directly to the Compensation Committee. The scope of FW Cook’s assistance on Everbridge’s compensation program design and pay setting includes, but is not limited to, the following services:

•	Providing the Compensation Committee with information on compensation-related trends and regulatory developments in the broader market;
•	Advising the Compensation Committee on appropriate peer companies for compensation pay levels, design practices, and relative performance comparisons; and
•	Assisting on compensation program design through data and information analyses.

The Compensation Committee has assessed the independence of FW Cook under applicable SEC and Nasdaq rules. After conducting this assessment and considering any potential conflicts of interest, the Compensation Committee concluded that FW Cook is independent and has no conflicts of interest.

Peer Group

The Compensation Committee believes that it is important to make decisions informed by the current practices of comparable public companies with which we compete for top talent. To help inform compensation decisions for 2020, the Compensation Committee requested that FW Cook review Everbridge’s existing peer group to assess whether the companies included were appropriate for 2020. Criteria included industry, size (based on employee headcount, revenue, and market capitalization), business characteristics (3-year averages sales growth rates), and peer groups listed by proxy advisors.

In 2019, the Compensation Committee used the following 16-company peer group to make compensation decisions for 2020:

2019 Compensation Peer Group
2U	Alarm.com	AppFolio	BlackLine	Coupa Software
Five9	Instructure	Mimecast	MINDBODY	Paylocity
Q2 Holdings	Qualys	Rapid7	Talend S.A.	Varonis
Workiva

Using data compiled from the public filings of these peer companies, FW Cook completed an assessment of our executive compensation to inform the Compensation Committee’s determinations regarding executive compensation for 2020. FW Cook prepared, and the Compensation Committee reviewed, a range of market data reference points (generally at the 25th, median, and 75th percentiles of the market data) with respect to base salary, performance bonuses, equity compensation (valued based both on an approximation of grant date fair value and as well as ownership percentage), total target cash compensation (base salary and the annual target performance bonus) and total direct compensation (total target cash compensation and equity compensation) with respect to each of our executive officers. The Compensation Committee did not target pay to fall at any particular percentile of the market data, but rather reviewed this market data as a helpful reference point in making 2020 compensation decisions. Market data is only one of the factors that the Compensation Committee considers in making compensation decisions.

Subsequent Updates to the Peer Group

Since the last review of the peer group in 2019 (used for 2020 compensation decisions), Everbridge more than doubled in market capitalization, causing many of the companies from the 2019 peer group to no longer be size appropriate. To better align Everbridge’s revenue and market capitalization with median positioning, the 2020 peer group was formulated using the following criteria (which remained largely consistent with the prior year’s peer group assessment):

•	Industry: publicly traded companies in the Software and IT Services industries
•

Size: revenue and market capitalization within ~1/3x to ~3x that of Everbridge, with companies slightly outside this range potentially considered as appropriate based on similarities in business, growth profile, and competition for business, talent, or investor capital

•	Business Characteristics: high growth companies
•	Business / Labor Market Competitors

In September 2020, the Compensation Committee reviewed and approved a final peer group of 20 companies, which will be used to help make informed compensation decisions for 2021.

Updated 2020 Compensation Peer Group
Appfolio	Blackline	Coupa Software	Digital Turbine	Dynatrace
Fastly	Five9	New Relic	OneSpan	PagerDuty
Ping Identity	PROS Holdings	Q2 Holdings	Rapid7	Smartsheet
Sprout Social	SPS Commerce	Talend S.A.	Upland	Workiva

When making executive compensation decisions, the Compensation Committee does not rely on the peer group alone but also considers other data sources and other factors. To supplement market data gathered from publicly disclosed filings of our peer group, the Compensation Committee also considers market compensation data from the Radford Global Technology Survey, which is reflective of the broader market in which Everbridge competes for talent. The identity of the companies comprising the survey data is not disclosed to, or considered by, the Compensation Committee in its decision-making process, and the Compensation Committee does not consider the identity of the companies comprising the Radford Global Technology Survey to be material for its executive compensation responsibilities.

Elements of Executive Compensation

Target total direct compensation for NEOs is comprised of base salary, annual cash incentives, and long-term incentives (both time and performance-vesting). In addition, each NEO is eligible for benefits that are generally offered to Everbridge employees.

Element	Form	Performance Period	2020 Metrics	2020 Performance (% of Target Achieved)
Base Salary	Cash (Fixed)	N/A		N/A
Short-Term Incentives	Cash (Variable)	Annual	Bonus Pool Funding: - Revenue (60%) - Adjusted EBITDA (40%)	110%
Long-Term Incentives	PSU Awards (Variable)	Multi-year	Revenue (100%)	N/A
	RSU Awards (Variable)	N/A		N/A

Base Salary

Base salaries for our NEOs are established based on the individual’s scope of responsibilities, experience, and market factors. The Compensation Committee reviews base salaries on an annual basis, referencing peer group and survey data to understand the marketplace for individuals in similar positions.

The annual base salaries of our NEOs for 2020, as well as the increase from their prior base salary levels, are as follows:

Executive	2019 Base Salary	2020 Base Salary	% Increase

David Meredith	$450,000	$475,000	5.5%
Patrick Brickley	$290,000	$300,000	3.4%
Jaime Ellertson	$400,000	$400,000	0.0%
Vernon Irvin	$325,000	$325,000	0.0%
Ajay Nigam	N/A	$300,000	0.0%

2020 Bonus Plan Structure

Everbridge NEOs participate in an annual performance-based cash bonus plan as an incentive to achieve defined, quantitative corporate goals.

For 2020, the Compensation Committee established performance goals for the two bonus pool funding metrics – 60% qualified Revenue and 40% qualified Adjusted EBITDA. The qualification criteria for each of these performance goals were predetermined to align with our 2020 strategic priorities. In March 2021, the Committee approved a final bonus pool of 110% of target based on revenue and Adjusted EBITDA performance, as displayed in the table below:

Financial Goals	Weight	Threshold	Target	Maximum	Actual Results
Revenue	60%	$242,500,000	$250,000,000	$275,000,000	100%
Adjusted EBITDA	40%	$6,320,000	$7,900,000	$8,690,000	125%
Bonus Funding		40%	100%	125%	110%

The Committee establishes an individual target for each NEO expressed as a dollar value (target bonus as a percentage of salary shown below for reference purposes), and the final bonus payout may range from 0% to 125% of the targeted payout level. When considering executives’ target bonus, the Committee evaluates market data as well as internal compensation parity among the executive team.

	Target Bonus	2020 Bonus Payout Range			Final Payout
Executive	(% of Salary)	Threshold	Target	Maximum	(110% of Target)
		(40%)	(100%)	(125%)
David Meredith	74%	$140,000	$350,000	$437,500	$385,000
Patrick Brickley	40%	$36,000	$90,000	$112,500	$99,000
Jaime Ellertson	80%	$128,000	$320,000	$400,000	$352,000
Vernon Irvin	100%	$130,000	$325,000	$406,250	$357,500
Ajay Nigam	40%	$48,000	$120,000	$150,000	$132,000

Long-Term Incentives

In 2020, the Compensation Committee adopted an annual LTI grant schedule to our executive officers. The Compensation Committee believes in a strong pay-for-performance program and culture that encourages management to align their long-term interests with those of Everbridge’s stockholders. To achieve this, the 2020 annual LTI grants to executives consisted of two equity vehicles:

LTI Award Type	Purpose	Vesting Terms
RSUs (50% of Target LTI)	Retain and motivate executives to drive long-term stockholder value while establishing personal ownership	Time-vesting over 3 years, annual graded
PSUs (50% of Target LTI)	Reward executives for the achievement of multi-year performance goals directly linked to the long-term success of the Company

Up to 62.5% eligible to vest at end of the fiscal quarter after the 2nd anniversary of grant based on preceding 8-quarter revenue compound annual growth rate (“CAGR”);

Up to 62.5% eligible to vest at the end of the fiscal quarter after the 3rd anniversary of grant based on preceding 12-quarter revenue CAGR; and

In order for any PSUs to vest, Everbridge must achieve a minimum of 15% 8-quarter revenue CAGR, or 12-quarter revenue CAGR, as applicable.

In 2020, our NEOs received LTI grants for the following amounts:

Executive	2020 Annual RSUs	2020 Annual PSUs	Total 2020 Annual LTI	One-Time Special Awards

David Meredith	$1,150,000	$1,150,000	$2,300,000	$4,281,600 [1]
Patrick Brickley	$262,000	$262,000	$524,000
Jaime Ellertson	$0	$0	$0	$6,000,067 [2]
Vernon Irvin	$275,000	$275,000	$550,000
Ajay Nigam	$49,950	$49,950	$99,900	$5,006,100 [3]

[1]	Reflects shares issued in July 2020 per contractual obligation as part of a new hire arrangement based on achievement of performance conditions. See page 39 for further detail.
[2]

Reflects shares issued in December 2020 to recognize Mr. Ellertson’s past service as employee and Executive Chairman and his future service as non-executive Chair of the Board of Directors. See page 40 for further detail.

[3]	Reflects shares issued in February 2020 per contractual obligation as part of a new hire arrangement. See page 41 for further detail.

Time-Vested RSUs

The time-vesting RSUs are generally subject to four-year annual graded vesting over the service period commencing when the RSU is granted, with one-fourth of the RSUs vesting on each anniversary of the grant date.

Performance Stock Units

Prior to 2017, long-term equity awards to our executive officers had been primarily in the form of stock options. Beginning in mid-2017, the Compensation Committee began granting PSU awards in order to more strongly align executive officers’ interests with those of stockholders and of the Company.

In 2020, Everbridge’s NEOs received PSUs that are eligible to vest based on the achievement of specific revenue CAGR goals, with the opportunity for up to 62.5% of the grant to vest at the end of the fiscal quarter after the second anniversary of grant based on preceding 8-quarter revenue CAGR, and for up to another 62.5% to vest at the end of the fiscal quarter after the third anniversary of grant based on preceding 12-quarter revenue CAGR. If both tranches (one vesting after the second anniversary of grant, and the other vesting after the third anniversary of grant) payout at the maximum 62.5% of target, the employee will receive 125% of target cumulatively.

We believe that revenue is a critical bellwether of our current valuation and long-term business prospects, and that the 2020 PSUs demonstrate pay-for-performance by supporting our comprehensive approach to growing Everbridge’s top line. The structure of these awards is an integral part of ensuring that our leadership team is focused on our key objectives and operating principles of our long-term strategy, and PSUs appropriately reward executives for financial achievement.

Vesting of 2018 PSUs

During 2020, Mr. Ellertson had 27,500 PSUs that vested based on our revenue CAGR for the 8-quarter period that ended on September 20, 2020. This represents a 50% vesting of the original PSU award. Neither Mr. Meredith, Mr. Brickley, Mr. Irvin nor Mr. Nigam had PSU awards that vested during 2020. Additionally, none of the NEOs held any PSU awards that were originally granted in 2017.

Special Equity Awards

CEO New Hire Performance-Contingent Equity Awards. In July 2019, we entered into an employment agreement with Mr. Meredith. Pursuant to this employment agreement, we granted Mr. Meredith with a “make whole” equity award of 100,000 RSUs and 100,000 PSUs to compensate him for equity holdings lost when leaving his previous employer to join us as our Chief Executive Officer.

The employment agreement between Mr. Meredith and us also stipulated that Mr. Meredith would receive an additional one-time performance-contingent new hire grant in July 2020 of 15,000 RSUs and 15,000 PSUs if the Company achieved cumulatively 95% or greater of its quarterly plan for each of his first four quarters as CEO. Based on our strong performance in the CEO’s first year in the role, the new hire performance-contingent grants were earned. These awards were issued in July 2020, with a third of the RSUs vesting per year, with the first third vesting on July 31, 2020, and with the PSUs vesting up to 62.5% of the grant to vest at the end of the fiscal quarter after the second anniversary of Mr. Meredith’s hire date based on preceding 8-quarter revenue CAGR, and for up to another 62.5% to vest at the end of the fiscal quarter after the third anniversary of Mr. Meredith’s hire date based on preceding 12-quarter revenue CAGR.

The Compensation Committee intended these special one-time “make whole” and “new hire” awards to accomplish several objectives:

-

Replacing lost equity opportunity. The “make whole” award was designed to induce Mr. Meredith to join us as our Chief Executive Officer, despite having to forfeit a sizeable equity holding from his prior employer. These 100,000 RSUs and 100,000 PSUs were granted accordingly to replace Mr. Meredith’s lost equity. Given the competitive market for talent within the software industry and our need for a high performing Chief Executive Officer, the Compensation Committee determined that the “make whole” award was necessary to hire Mr. Meredith.

-	Enhanced retention. The “new hire” award was designed to promote an ownership culture and enhance executive retention.

-

Alignment with stockholder interests. Both the “make whole” and “new hire” awards have performance-based vesting criteria that provide meaningful incentives to execute on longer-term financial and strategic growth goals that drive stockholder value creation. Half of both one-time special awards were granted as performance-based equity, and the entire “new hire” award was subject to a performance hurdle of achieving 95% or greater of its quarterly plan. To further focus on driving Company performance, as part of his sign-on package Mr. Meredith was provided additional performance-contingent opportunity to earn a grant of 15,000 RSUs and 15,000 PSUs on the anniversary of hire, subject to achieving a minimum level of revenue performance. Our revenue performance during Mr. Meredith’s first four quarters as CEO exceeded the level required under the terms of his employment agreement, and in July 2020 those awards were issued. They will vest over three years, subject to continued employment, as well as revenue performance for 50% of the award.

Note that the Compensation Committee approved Mr. Meredith’s “new hire” performance-contingent grant of 15,000 RSUs and 15,000 PSUs in 2019 as part of his original employment agreement, but it was issued in 2020 due to the four fiscal quarter performance threshold that had to be met before the shares were granted. As a result, the Compensation Committee considers the award as part of Mr. Meredith’s 2019 compensation arrangement, approved as part of Mr. Meredith’s one-time new hire compensation, and not part of his 2020 on-going annual compensation.

Executive Chairman 2020 Equity Grant. Upon Mr. Meredith’s appointment as Chief Executive Officer in July 2019, Mr. Ellertson, transitioned from the role of CEO to Executive Chairman of the Board of Directors.

On December 29, 2020, our Board of Directors accepted Mr. Ellertson’s notice of retirement as an employee and Executive Chairman effective December 31, 2020. Beginning on January 1, 2021, Mr. Ellertson began serving as non-executive Chair of the Board of Directors. In recognition of Mr. Ellertson’s service as Executive Chairman and his new role as non-Executive Chair of the Board of Directors, the Compensation Committee awarded Mr. Ellertson a grant of 40,250 RSUs on December 31, 2020, subject to Mr. Ellertson’s continued service to the Company. Half of these RSUs will vest on December 31, 2021, and the other half will vest on December 31, 2022.

The Compensation Committee intended this special one-time RSU award to accomplish several objectives:

-

Recognize significant contributions made to Everbridge as Executive Chair. As Executive Chairman, Mr. Ellertson remained an employee of the company to assist in the CEO transition process. During this time, Mr. Ellertson continued to retain substantial responsibility over key operational aspects of our business, including but not limited to investor communications, business acquisitions, and product strategy. In both 2019 and 2020, Mr. Ellertson was the only member of our executive team to not receive an annual equity award; as a result, the one-time RSU grant made in December 2020 was made to recognize Mr. Ellertson’s contributions to the Company as Executive Chairman as well as his history of faithful service.

-

Enhanced retention. As the former CEO of Everbridge, Mr. Ellertson brings invaluable experience and proven leadership acumen to the Company’s Board of Directors. In order to ensure continued retention of Mr. Ellertson’s service, the Compensation Committee granted the December 2020 RSU grants in lieu of 2021 and 2022 equity grants under Everbridge’s non-employee director compensation policy.

Note that when considering the size of Mr. Ellertson’s December 2020 RSU grant, the Compensation Committee considered (1) the fact that Mr. Ellertson did not receive an annual equity award in 2019 or 2020 despite being a member of our executive team and (2) his eligibility for annual equity grants under the Company’s non-employee director compensation award. As a result, the one-time December 2020 RSU award is intended to replace not only equity for service as an executive officer in 2020 but also future equity for service as non-executive Chairman of the Board of Directors in 2021 and 2022.

Chief Product Officer 2020 New Hire Grant. Mr. Nigam joined us in January 2020 as our Chief Product Officer.

Accordingly, on February 13, 2020, Mr. Nigam was granted a “new hire” award consisting of 27,500 RSUs and 27,500 PSUs designed to replace equity holdings lost when leaving his prior employer to join us as our Chief Product Officer, to provide him with equity to promote an ownership culture, and to induce him to join the Company. The RSUs vest over four years, with 25% vesting on January 31, 2021, 25% on January 31, 2022, 25% on January 31, 2023, and 25% of January 31, 2024, subject to Mr. Nigam’s continued service to us through the respective vesting date. The PSUs vest up to 62.5% of the grant to vest at the end of the fiscal quarter after the second anniversary of grant based on preceding 8-quarter revenue CAGR, and for up to another 62.5% to vest at the end of the fiscal quarter after the third anniversary of grant based on preceding 12-quarter revenue CAGR.

The Compensation Committee intended this special one-time “new hire” award to accomplish several objectives:

-

Replacing lost equity opportunity. The “new hire” award was designed to induce Mr. Nigam to join us as our Chief Product Officer, despite having to forfeit sizeable equity holdings from his prior employer. It was a key strategic priority for us to hire a proven product management and development leader, and the Compensation Committee felt that Mr. Nigam was an ideal candidate due to his two decades of experience in building and managing successful product organizations for SaaS, mobile, and data analytics-driven products. These 27,500 RSUs and 27,500 PSUs were granted accordingly to replace Mr. Nigam’s lost equity. Given the competitive market for talent within the software industry and our need for a high performing Chief Product Officer, the Compensation Committee determined that the award was necessary to successfully hire Mr. Nigam.

-	Enhanced retention. The “new hire” award was designed to promote an ownership culture and enhance executive retention.
-

Alignment with stockholder interests. Half of the “new hire” award has performance-based vesting criteria that provide meaningful incentives to execute on longer-term financial and strategic growth goals that drive stockholder value creation.

Note that when considering the size of Mr. Nigam’s January 2020 “new hire” grant, the Compensation Committee considered the competitive market environment for a Chief Product Officer of Mr. Nigam’s experience and his lost equity holdings from leaving his prior employer. To account for the size of award necessary to incent Mr. Nigam to accomplish these objectives, the Compensation Committee (1) made half of his “new hire” award subject to performance-vesting conditions and (2) accounted for the award magnitude when determining the size of Mr. Nigam’s annual LTI award granted in July 2020.

Other Features of the Our Executive Compensation Program

Employment Agreements. The initial terms and conditions of employment for each of our named executive officers are set forth in employment offer letters and employment agreements. The terms of these letters and agreements are described in greater detail in the section titled “—Employment Arrangements” below. Each of our named executive officers is an at-will employee.

Severance and Change in Control Benefits. Our offer letter and employment agreements with each of our named executive officers contain severance and change in control terms. Each of these agreements provides for severance payments and benefits (cash payments, payments for COBRA premiums and equity award acceleration) upon a termination of employment without cause or a resignation for good reason, either alone or following a change in control transaction. We do not provide any tax payments or “gross ups” in connection with a severance or change in control transaction. The Compensation Committee reviewed these severance payments and benefits to ensure that the payments and benefits remain appropriately structured and at reasonable levels. The Compensation Committee believes that these severance protections are necessary to provide stability among our executive officers, important from a retention perspective, serve to focus our executive officers on our business operations, and avoid distractions in connection with a potential change in control transaction or period of uncertainty. A more detailed description of our named executive officer severance and change in control payments and benefits is provided below under “Potential Payments upon Termination” and “Potential Payments Upon Change in Control.”

Each of our named executive officers holds RSUs, and/or PSUs under our equity incentive plans that were granted subject equity award agreements. A description of the termination and change of control provisions in such equity incentive plans and equity award agreements is provided below under “Potential Payments upon Termination” and “Potential Payments Upon Change in Control.”

401(k) Plan, Employee Stock Purchase Plan, Welfare and Health Benefits. We maintain a tax-qualified retirement plan that provides eligible U.S. employees, including our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may make voluntary contributions from their eligible pay, up to certain applicable annual limits set by the Internal Revenue Code of 1986, as amended (the “Code”). In 2020, we matched 50% of employee contributions, up to the first 4% of eligible employee deferrals per calendar year for each employee. Employee contributions are immediately and fully vested. Company matching contributions vest ratably over three years. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code.

We also offer our employees, including our executive officers, the opportunity to purchase shares of our common stock at a discount under our 2016 Employee Stock Purchase Plan (“ESPP”). Pursuant to the ESPP, all eligible employees, including the eligible named executive officers, may allocate up to the lesser of $25,000 annually or 15% of the participant’s base compensation for that year to purchase our stock at a 15% discount to the market price, subject to specified limits.

In addition, we provide other benefits to our executive officers, including the named executive officers, on the same basis as to all of our full-time employees. These benefits include, but are not limited to, medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits. Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our executive officers, including our NEOs, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. We do, however, pay the premiums for term life insurance and disability insurance, make matching contributions to our 401(k) plan, and allow participation in our ESPP, subject to certain limitations, for all of our employees, including our NEOs. None of our named executive officers individually received perquisites or other personal benefits in fiscal 2020 that were, in the aggregate,

$10,000 or more.

In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Tax and Accounting Implications

Accounting for Stock-Based Compensation

Under Financial Accounting Standard Board ASC Topic 718 (“ASC 718”), we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.

Other Compensation Policies and Practices

Equity Awards Grant Delegation Policy

The Compensation Committee has delegated authority to our Chief Executive Officer to grant equity awards to our employees (other than our executive officers), subject to the terms and conditions of an equity awards grant delegation policy. Such awards may be granted on scheduled grant dates to newly-hired employees or to existing employees in connection with a promotion or in recognition of their contributions to the Company. In each instance, the policy provides for a limitation on the maximum size of any such awards.

Stock Ownership Guidelines

In March 2020, the Board adopted equity ownership guidelines to further align the interests of our senior management and directors with those of our stockholders. Under the guidelines, executives are expected to hold common stock in an amount ranging from three times base salary for our Chief Executive Officer and our Executive Chair, to two times base salary for our other executive officers. Our directors are also expected to hold common stock in an amount equal to three times their current cash retainer fee for Board service.

Position	Guideline
CEO or Executive Chair	3x base salary
Other Named Executive Officers	2x base salary
Non-Employee Directors	3x annual cash retainer

For purposes of these guidelines, stock ownership includes shares for which the executive or director has direct or indirect ownership or control, but does not include unvested restricted stock units or unvested stock options. Executives and directors are expected to meet their ownership guidelines within two years of becoming subject to the guidelines. All executives and directors are currently meeting or are working to achieve these ownership targets within the two-year time period.

Compensation Recovery or Clawback Policy

In March 2020, the Board adopted a clawback policy that provides the Board discretion to reduce the amount of future compensation (both cash and equity) payable to an executive officer of the Company for excess proceeds from incentive compensation received by such executive officer due to a material restatement of financial statements. The clawback period is the three-year period following the filing of any such restated financial statements with the SEC.

Policy Prohibiting Hedging and Pledging of Our Equity Securities

Our insider trading policy prohibits our employees, including our executive officers and directors, from engaging in short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock. In addition, our directors and executive officers and any person required to comply with the blackout periods or pre-clearance requirements under our insider trading policy are prohibited from pledging Company securities as collateral for loans and may not hold Company securities in margin accounts.

Compensation Committee Report

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the management of the Company. Based on this review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement or the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

This report has been furnished by the members of the Compensation Committee.

Sharon Rowlands, Chair

Bruns Grayson

Kent Mathy

Summary Compensation Table

The following table sets forth information in accordance with SEC rules regarding compensation of our NEOs as of December 31, 2020.

Name and Principal Position	Year	Base Salary	Bonus		Stock Awards (1)	Option Awards	Non-equity Incentive Plan Compensation (2)	All Other Compensation	Total Compensation
David Meredith (3)	2020	$475,000	—		$6,581,676	—	$385,000	$866	$7,442,542
Chief Executive Officer	2019	216,345	$245,000	(8)	19,784,000	—	286,000	5,270	20,536,615

Patrick Brickley(4)	2020	300,000	—		524,924	—	99,000	627	924,551
Chief Financial Officer	2019	290,000	—		7,071,232	—	90,000	360	7,451,592

Jaime Ellertson(5)	2020	400,000	—		6,000,068	—	352,000	3,302	6,755,370
Executive Chairman of	2019	400,000	—		—	—	279,500	2,375	681,875
the Board	2018	400,000	—		5,683,700	—	281,600	—	6,365,300

Vernon Irvin(6)	2020	325,000	—		550,043	—	357,500	2,204	1,234,747
Chief Revenue Officer	2019	110,000	90,000	(9)	7,057,000	—	206,800	536	7,464,336

Ajay Nigam (7)	2020	300,000	50,000	(10)	5,106,004	—	130,196	2,144	5,588,344
Chief Technology Officer

(1)

This column reflects the full grant date fair value of stock awards granted during the year as measured pursuant to Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC 718”) as stock-based compensation in our consolidated financial statements. This column includes both RSUs and PSUs. Unlike the calculations contained in our consolidated financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the named executive officer will perform the requisite service for the award to vest in full. The assumptions we used in valuing the stock awards are described in note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(2)

Amounts are performance-based cash bonus awards earned and approved by the compensation committee for their respective fiscal years. These awards are described in more detail above in the section entitled “2020 Executive Compensation Program – Annual Cash Incentive Compensation.” Amounts for fiscal year 2020 represent amounts earned by the named executive officers during 2020 pursuant to our 2020 Bonus Plan and paid in 2021. Amounts for fiscal year 2019 represent amounts earned by the named executive officers during 2019 pursuant to our 2019 Bonus Plan and paid in 2020. Amounts for fiscal year 2018 represent amounts earned by the named executive officers during 2018 pursuant to our 2018 Bonus Plan and paid in 2019.

(3)	Mr. Meredith joined the Company in July 2019 and his annual base salary for 2019 was $450,000.
(4)	Because Mr. Brickley was not a named executive officer in 2018, his compensation for that year is not required to be reported.
(5)

Mr. Ellertson is also a member of our Board but did not receive any additional compensation in his capacity as a director. Mr. Ellertson resigned as our Executive Chairman effective January 1, 2021 and assumed the role of Chairman of our Board.

(6)	Mr. Irvin joined the Company in September 2019 and his annual base salary for 2019 was $325,000.
(7)	Mr. Nigam joined the Company in January 2020.
(8)	Consists of a $100,000 signing bonus and $145,000 market adjustment payment paid to Mr. Meredith pursuant to his employment agreement.
(9)	Consists of a $90,000 signing bonus paid to Mr. Irvin pursuant to his employment agreement.
(10)	Consists of a $50,000 signing bonus paid to Mr. Nigam pursuant to his employment agreement.

Grant of Plan-Based Awards in Fiscal 2020

The following table shows certain information regarding grants of plan-based awards during the fiscal year ended December 31, 2020 to our NEOs.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock
			Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Awards
Name	Grant Type	Grant Date				(#)	(#)	(#)	(#)(3)	($)(4)
David Meredith	Cash Incentive Compensation		$140,000	$350,000	$437,500
	Long-Term Incentive PSU Grant	7/29/2020				—	23,058	28,823		$3,290,838
	Long-Term Incentive RSU Grant	7/29/2020							23,058	$3,290,838

Patrick Brickley	Cash Incentive Compensation		$36,000	$90,000	$112,500
	Long-Term Incentive PSU Grant	7/29/2020				—	1,839	2,299		$262,462
	Long-Term Incentive RSU Grant	7/29/2020							1,839	$262,462

Jaime Ellertson	Cash Incentive Compensation		$128,000	$320,000	$400,000
	One-Time Incentive RSU Grant	12/31/2020							40,250	$6,000,067

Vernon Irvin	Cash Incentive Compensation		$130,000	$325,000	$406,250
	Long-Term Incentive PSU Grant	7/29/2020				—	1,927	2,409		$275,021
	Long-Term Incentive RSU Grant	7/29/2020							1,927	$275,021

Ajay Nigam	Cash Incentive Compensation		$47,344	$120,000	$147,950
	New Hire PSU Grant	2/13/2020				—	27,500	34,375		$2,503,050
	New Hire RSU Grant	2/13/2020							27,500	$2,503,050
	Long-Term Incentive PSU Grant	7/29/2020				—	350	438		$49,952
	Long-Term Incentive RSU Grant	7/29/2020							350	$49,952

(1)	Represents the possible performance-based cash incentive bonus awards pursuant to our 2020 Bonus Plan. Actual amounts of awards are set forth in the Summary Compensation Table above.
(2)

Represents the possible vesting of shares subject to PSU awards granted pursuant to our 2016 Equity Incentive Plan. These awards are described in more detail above in the section entitled “Long Term Incentives.”

(3)	Represents time-based RSUs granted under the 2016 Equity Incentive Plan. These awards are described in more detail above in the section entitled “Long Term Incentives.”
(4)

This column reflects the full grant date fair value of RSU and PSU awards granted during the year as measured pursuant to ASC 718 as stock-based compensation in our consolidated financial statements. Unlike the calculations contained in our consolidated financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the named executive officer will perform the requisite service for the award to vest in full. The assumptions we used in valuing options are described in note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information about outstanding equity awards granted to our NEOs that remain outstanding as of December 31, 2020.

		Stock Awards(1)
Name	Grant Date	Number of shares or units of stock that have not vested (#) (2)	Market value of shares or units of stock that have not vested ($) (3)	Equity incentive plan awards: Number of unearned shares, units or rights that have not vested (#) (4)	Equity incentive plan awards: Market value of unearned shares, units or rights that have not vested ($) (3)
David Meredith	7/25/2019	67,000	$9,987,690	100,000	$14,907,000
	7/29/2020	18,108	2,699,360	23,058	3,437,256
Patrick Brickley	1/1/2019	41,875	6,242,306	62,500	9,316,875
	8/31/2019	846	126,113	1,261	187,977
	7/29/2020	1,839	274,140	1,839	274,140
Jaime Ellertson	12/7/2018	18,700	2,787,609	27,500	4,099,425
	12/31/2020	40,250	6,000,068
Vernon Irvin	10/24/2019	37,500	5,590,125	50,000	7,453,500
	7/29/2020	1,927	287,258	1,927	287,258
Ajay Nigam	2/13/2020	27,500	4,099,425	27,500	4,099,425
	7/29/2020	350	52,175	350	52,175

(1)	All of the stock awards listed in the table above were granted under our 2016 Equity Incentive Plan.
(2)

RSU awards granted to new hires prior to 2019 vest over three years, with 33% of the shares of our common stock subject to the awards vesting on the first anniversary of the vesting start date, 33% on the second anniversary of the vesting start date, and 34% on the third anniversary of the vesting start date. We changed the vesting provisions for RSU awards to new hires at the beginning of 2019, such that RSU awards granted to new hires vest over a period of 4 years, with 25% vesting on each anniversary of the vesting start date.

(3)	Represents the fair market value of the unvested stock units as of December 31, 2020 based upon the closing market price of our common stock of $149.07 per share.
(4)

Up to 62.5% of a PSU vests after the second anniversary of the grant date based on the compound annual growth rate (“CAGR”) achieved by the Company during the eight fiscal quarters preceding the then most recent fiscal quarter, and up to an additional 62.5% of the PSU grant becomes eligible to vest at the end of the fiscal quarter after the third anniversary of the grant date based on the CAGR achieved during the 12 fiscal quarters preceding the then most recent fiscal quarter. The number of shares shown is based upon achieving the maximum performance goals.

Option Exercises and Stock Vested in Fiscal 2020

The following table shows the number of shares of our common stock acquired upon the exercise of stock options and the aggregate value realized upon the exercise of stock options for our NEOs during the fiscal year ended December 31, 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
David Meredith	—	—	37,950	$2,246,452
Patrick Brickley	15,625	$1,327,533	23,081	2,246,452
Jaime Ellertson	20,294	2,784,231	62,650	8,780,887
Vernon Irvin	—	—	12,500	1,571,625
Ajay Nigam	—	—	—	—

Pension Benefits and Deferred Compensation

None of our NEOs participate, or have an account balance, in any qualified or non-qualified defined benefit plans or any deferred compensation plans sponsored by us.

Employment Arrangements

Below are written descriptions of our employment agreements with each of our NEOs. Each of our named executive officers’ employment is “at will” and may be terminated at any time.

David Meredith. We entered into an employment arrangement with Mr. Meredith in July 2019 setting forth the terms of his employment. Per his employment arrangement, Mr. Meredith is paid a base salary which was initially $450,000 and which was increased to $475,000, effective July 1, 2020. Mr. Meredith also received a market adjustment and relocation bonus of $145,000, which was paid monthly during calendar year 2020. Mr. Meredith is also eligible to receive annual performance bonuses pursuant to the company bonus plans described above, with a target bonus of $350,000 for 2020, and a target bonus of $375,000 for 2021. Pursuant to his employment agreement, Mr. Meredith was granted an award of 100,000 RSUs and 100,000 PSUs. As an additional incentive, the Company provided an additional grant in July 2020 of 15,000 RSUs and 15,000 PSUs based on the Company’s cumulative achievement of 95% or greater of its quarterly plan for each of his first four quarters as CEO. The RSUs will vest over three years at 33.3% per year, starting on the first anniversary of the last day of the month in which his employment start date occurred, and the PSUs will vest in accordance with the PSU vesting schedule described in more detail above in the section entitled “Long Term Incentives.” Mr. Meredith’s employment agreement also provides for certain severance benefits, the terms of which are described below under “Potential Payments upon Termination” and “Potential Payments Upon Change in Control.”

Patrick Brickley. Upon his promotion to Senior Vice President, Chief Financial Officer, and Treasurer, we entered into an employment arrangement with Mr. Brickley in March 2019 setting forth the terms of his employment. Mr. Brickley was entitled to an initial base salary of $290,000, which was increased to $300,000, effective July 1, 2020. Mr. Brickley is also eligible to receive annual performance bonuses pursuant to the company bonus plans described above, with a target bonus of $90,000 in 2020, and a target bonus of $90,000 in 2021. Mr. Brickley was granted an award 62,500 RSUs and 62,500 PSUs in January 2019. The RSUs will vest over three years at 33.3% per year, starting on the first anniversary of the last day of the month in which the RSUs were granted, and the PSUs will vest in accordance with the PSU vesting schedule described in more detail above in the section entitled “Long Term Incentives.” Mr. Brickley’s employment agreement also provides for certain severance benefits, the terms of which are described below under “Potential Payments upon Termination” and “Potential Payments Upon Change in Control.”

Jaime Ellertson. We entered into an employment agreement with Mr. Ellertson in July 2012 setting forth the terms of his employment. During 2020, while Mr. Ellertson was serving as Executive Chairman of our Board of Directors, he was entitled to an annual base salary of $400,000. Mr. Ellertson was also eligible to receive annual performance bonuses pursuant to the company bonus plans described above, with a target bonus of $325,000 in 2020. In January 2021, Mr. Ellertson transitioned to Non-Executive Chairman and we amended and restated the terms of his agreement as an engagement agreement. Pursuant to the engagement agreement, for the period from January 1, 2021 to June 30, 2022, Mr. Ellertson will receive an annual retainer of $180,000 in place of the cash retainer payable to non-employee directors under our non-employee director compensation policy. Beginning on July 1, 2022, the annual retainer will be decreased to $150,000. The retainer will be paid quarterly, consistent with the terms for payment of the retainer for the other non-employee members of our Board of Directors. Pursuant to this arrangement, Mr. Ellertson received a grant of 40,250 RSUs under our 2016 Equity Incentive Plan. One-half of the RSUs will vest on December 31, 2021, and the other half will vest on December 31, 2022, subject to Mr. Ellertson’s continued service on our Board of Directors. These grants are in place of the equity awards issuable for the years ending December 31, 2021 and 2022 under our non-employee director compensation policy. Mr. Ellertson also did not receive any equity grants during the years ended December 31, 2018 and December 31, 2019. Mr. Ellertson’s other outstanding equity grants under our 2016 Equity Incentive Plan, consisting of both performance-based PSUs and time-based RSUs, will continue to vest in accordance with their terms. Certain of Mr. Ellertson’s outstanding equity grants will vest upon a change in control, as described below under “Potential Payments upon Termination” and “Potential Payments Upon Change in Control.”

Vernon Irvin. We entered into an employment agreement with Mr. Irvin in August 2019 setting forth the terms of his employment. Mr. Irvin was entitled to an initial base salary of $325,000, prorated for any partial year of employment as well as a signing bonus of $90,000 which was paid within 30 days of his employment agreement signature date. Mr. Irvin is also eligible to receive annual performance bonuses pursuant to the company bonus plans described above, with a target bonus of $325,000 for 2020, and a target annual performance bonus for 2021 of $325,000. Pursuant to the agreement, Mr. Irvin was granted an award of 50,000 RSUs and 50,000 PSUs. The RSUs will vest over four years at 25% per year, starting on the first anniversary of the last day of the month in which the RSUs were granted, and the PSUs will vest in accordance with the PSU vesting schedule described in more detail above in the section entitled “Long Term Incentives.” Mr. Irvin’s employment agreement also provides for certain severance benefits, the terms of which are described below under “Potential Payments upon Termination” and “Potential Payments Upon Change in Control.”

Ajay Nigam. We entered into an employment agreement with Mr. Nigam in October 2019 setting forth the terms of his employment. Mr. Nigam was entitled to an initial base salary of $300,000, prorated for any partial year of employment as well as a signing bonus of $50,000 which was paid within 30 days of his employment agreement signature date. The signing bonus is reimbursable in the event that Mr. Nigam voluntarily terminates his employment with us, not including termination for certain good reasons, within the first 12 months of employment Mr. Nigam is also eligible to receive annual performance bonuses pursuant to the company bonus plans described above, with a target bonus of $120,000 for 2020. Pursuant to the agreement, Mr. Nigam was granted an award of 27,500 RSUs and 27,500 PSUs. The RSUs will vest over four years at 25% per year, starting on the first anniversary of the last day of the month in which the RSUs were granted, and the PSUs will vest in accordance with the PSU vesting schedule described in more detail above in the section entitled “Long Term Incentives.” Mr. Nigam’s employment agreement also provides for certain severance benefits, the terms of which are described below under “Potential Payments upon Termination” and “Potential Payments Upon Change in Control.”

Potential Payments upon Termination

Regardless of the manner in which a named executive officer’s service terminates, the named executive officer is entitled to receive amounts earned during his term of service, including salary.

David Meredith. Pursuant to his employment agreement, if Mr. Meredith’s employment with us ends due to his resignation for “good reason” or his termination by us other than for “cause,” he is entitled to payment of premiums for continued health benefits under either our sponsored health care program, or COBRA, for twelve months. If Mr. Meredith’s employment ends due to his death or disability, he (or his estate in the event of death) is entitled to continued payment of 1/12th his base salary for three months following the termination of his employment. If either Mr. Meredith’s employment is terminated by us other than for cause, or if he voluntarily terminates his employment for “good reason,” we will (a) continue to pay him 1/12th of his base salary for 12 months, (b) any pro-rated bonus earned to date per our Management Incentive Plan, and (c) during the initial three-year employment term, any RSUs and PSUs that remain unvested as of such termination date will vest as to (i) a fraction of the then-unvested underlying shares of common stock equal to the number of months of full-time employment as of the date of employment termination divided by thirty-six, and (ii) 50% of all his unvested (as of the date of termination of employment after the acceleration) RSUs and PSUs. Mr. Meredith’s benefits are conditioned, among other things, on his complying with his post-termination obligations under his employment agreement and signing a general release of claims in our favor. In addition, in the event that, within 12 months following a change in control, there is an involuntary termination of service or Mr. Meredith resigns for good reason, then any RSUs and PSUs that remain unvested as of such termination date will vest as of such termination date.

Patrick Brickley. Pursuant to his employment agreement, if Mr. Brickley’s employment ends due to his resignation for “good reason” or he is terminated by us other than for “cause,” he is entitled to payment for his health benefits under our sponsored health care program in which he was enrolled, or COBRA, for the severance period. If Mr. Brickley’s employment ends due to his death or disability, he (or his estate in the event of death) is entitled to continued payment of 1/12th his base salary for three months following the termination of his employment. If Mr. Brickley’s employment is terminated by the Company involuntarily, other than for cause then, as a severance benefit, the Company will continue to pay him an amount equal to 1/12th of his salary for (a) six months, if and to the extent that his employment is terminated within 12 months following his commencement date; or (b) 12 months, if and to the extent that his employment is terminated more than 12 months following the commencement date. In addition, if either his employment is terminated by the Company other than for cause, or if Mr. Brickley voluntarily terminates his employment for “good reason” within 12 months following his hire date, one-third of his total RSU and PSU grant will vest fully. Mr. Brickley’s benefits are conditioned, among other things, on his complying with his post-termination obligations under his employment agreement and signing a general release of claims in our favor. In addition, in the event that, within 12 months following a change in control, there is an involuntary termination of service or Mr. Brickley resigns for good reason, then any RSUs and PSUs that remain unvested as of such termination date will vest as of such termination date.

Jaime Ellertson. Pursuant to his former employment agreement, if Mr. Ellertson’s employment with us had ended on or before December 31, 2020 due to his resignation for “good reason” or his termination by us other than for “cause,” he would have been entitled to (a) continued payment of his base salary for twelve months following his termination and (b) payment of premiums for continued health benefits under either our sponsored health care program, or COBRA, for twelve months. If Mr. Ellertson’s employment with us had ended on or before December 31, 2020 due to his death or disability, he (or his estate in the event of death) would have been entitled to continued payment of his base salary for six months following the termination of his employment. Mr. Ellertson’s benefits would have been conditioned, among other things, on his complying with his post- termination obligations under his employment agreement and signing a general release of claims in our favor. In addition, if our company had undergone a change of control on or before December 31, 2020, and Mr. Ellertson had undergone an involuntary termination of his employment with us or our successor within 12 months following such change of control, all of Mr. Ellertson’s outstanding stock options would have vested as to 100% of the then-unvested underlying shares of common stock. Effective January 1, 2021, as Chairman of our Board, Mr. Ellertson is entitled to the same change of control provisions regarding his equity grants as our other non-employee directors. Accordingly, if our company undergoes a change of control, all of Mr. Ellertson’s outstanding equity grants will vest as to 100% of the then-unvested underlying shares of common stock.

Vernon Irvin. Pursuant to his employment agreement, if Mr. Irvin’s employment ends due to his resignation for “good reason” or he is terminated by us other than for “cause,” he is entitled to payment for his health benefits under our sponsored health care program in which he was enrolled, or COBRA, for the severance period. If Mr. Irvin’s employment ends due to his death or disability, he (or his estate in the event of death) is entitled to continued payment of 1/12th his base salary for three months following the termination of his employment. If Mr. Irvin’s employment is terminated by us involuntarily other than for cause then, as a severance benefit, we shall continue to pay him an amount equal to 1/12th of his salary for 12 months. Mr. Irvin’s benefits are conditioned, among other things, on his complying with his post-termination obligations under his employment agreement and signing a general release of claims in our favor. In addition, in the event that, within 12 months following a change in control, there is an involuntary termination of service or Mr. Irvin resigns for good reason, then any RSUs and PSUs that remain unvested as of such termination date will vest as of such termination date.

Ajay Nigam. Pursuant to his employment agreement, if Mr. Nigam’s employment ends due to his resignation for “good reason” or he is terminated by us other than for “cause,” he is entitled to payment for his health benefits under our sponsored health care program in which he was enrolled, or COBRA, for the severance period. If Mr. Nigam’s employment ends due to his death or disability, he (or his estate in the event of death) is entitled to continued payment of 1/12th his base salary for three months following the termination of his employment. If Mr. Nigam’s employment is terminated by us involuntarily other than for cause then, as a severance benefit, we shall continue to pay him an amount equal to 1/12th of his salary for 6 months. Mr. Nigam’s benefits are conditioned, among other things, on his complying with his post-termination obligations under his employment agreement and signing a general release of claims in our favor. In addition, in the event that, within 12 months following a change in control, there is an involuntary termination of service or Mr. Nigam resigns for good reason, then any RSUs and PSUs that remain unvested as of such termination date will vest as of such termination date.

Potential Payments upon Change in Control

For all executive officers, pursuant to the terms of their RSU and PSU grants, if our company undergoes a change of control, then the executive’s outstanding RSUs and PSUs will vest as to (1) a fraction of the then-unvested underlying shares of common stock equal to the number of months of their full-time employment with us divided by either thirty-six or forty-eight, plus (2) 50% of the remaining then-unvested underlying shares of common stock. In the event that, after giving effect to the accelerated vesting above, our successor does not assume or convert all of the executive’s remaining unvested shares, or does not offer equivalently valued equity incentives, the executive’s outstanding RSUs, and PSUs will vest as to all of the then-unvested underlying shares of common stock. Beginning in 2021, the Compensation Committee has committed to no longer offer newly hired executive officers with RSU or PSU grants that include acceleration of vesting on a change of control as described above, unless within 12 months following a change in control, there is an involuntary termination of service of such executive officer, or such executive officer resigns for good reason.

Estimated Change in Control and Severance Benefits

The following charts present the approximate amount of the benefits to which each of our named executive officers would have been entitled had his employment terminated under the circumstances described in the preceding paragraphs, or had we undergone a change in control, on December 31, 2020.

The amounts in the following table also assume the closing price of our common stock on December 31, 2020, which was $149.07 per share. These amounts are in addition to benefits generally available to our employees upon termination of employment, such as distributions from our 401(k) plan and payout of accrued vacation. The amounts in the following table do not include amounts earned or benefits accrued due to continued service by the named executive officer through December 31, 2020, such as vested stock options, or amounts the named executive officers were eligible to receive under our annual bonus plan with respect to fiscal 2020 performance which was paid in fiscal 2021.

Name	Event	Cash Severance	Maximum COBRA Subsidy	Value of Equity Acceleration (1)	Total
David Meredith	Voluntary or For Cause Termination	—	—	—	—
	Not for Cause or “Good Reason” Termination (2)	$475,000	$30,840	$22,842,489	$23,348,329
	Death or Disability	118,750	—	—	118,750
	Change of Control without Termination, Unvested Shares Assumed	—	—	22,842,489	22,842,489
	Change of Control without Termination, Unvested Shares Not Assumed	—	—	31,031,306	31,031,306
	Involuntary Termination following a Change in Control	475,000	30,840	31,031,306	31,537,146

Patrick Brickley	Voluntary or For Cause Termination	—	—	—	—
	Not for Cause or “Good Reason” Termination	150,000	15,420	5,473,850	5,639,270
	Death or Disability	75,000	—	—	75,000
	Change of Control without Termination, Unvested Shares Assumed	—	—	16,421,551	16,421,551
	Change of Control without Termination, Unvested Shares Not Assumed	—	—	16,421,551	16,421,551
	Involuntary Termination following a Change in Control	300,000	15,420	16,421,551	16,736,971

Jaime Ellertson	Voluntary or For Cause Termination	—	—	—	—
	Not for Cause or “Good Reason” Termination	400,000	30,840	—	430,840
	Death or Disability	200,000	—	—	200,000
	Change of Control without Termination, Unvested Shares Assumed	—	—	12,887,102	12,887,102
	Change of Control without Termination, Unvested Shares Not Assumed	—	—	12,887,102	12,887,102
	Involuntary Termination following a Change in Control	400,000	30,840	12,887,102	13,317,942

Vernon Irvin	Voluntary or For Cause Termination	—	—	—	—
	Not for Cause or “Good Reason” Termination	325,000	24,900	—	349,900
	Death or Disability	81,250	—	—	81,250
	Change of Control without Termination, Unvested Shares Assumed	—	—	9,835,324	4,120,889
	Change of Control without Termination, Unvested Shares Not Assumed	—	—	13,618,141	7,808,000
	Involuntary Termination following a Change in Control	325,000	24,900	13,618,141	13,968,041

Ajay Nigam	Voluntary or For Cause Termination	—	—	—	—
	Not for Cause or “Good Reason” Termination	150,000	10,080	—	160,080
	Death or Disability	75,000	—	—	75,000
	Change of Control without Termination, Unvested Shares Assumed	—	—	5,420,144	5,420,144
	Change of Control without Termination, Unvested Shares Not Assumed	—	—	8,303,199	8,303,199
	Involuntary Termination following a Change in Control	150,000	10,080	8,303,199	8,463,279

(1)

Pursuant to our employment agreements, the vesting of all stock awards, including RSUs and PSUs held by Messrs. Meredith, Brickley, Ellertson, Irvin, and Nigam will be accelerated in full in the event of their involuntary termination within 12 months following a change in control of the Company. The dollar amounts in this column represents the closing price of our common stock on December 31, 2020 ($149.07) multiplied by the number of accelerated restricted stock units and performance stock units.

(2)

If Mr. Meredith’s employment is terminated without cause or by him for “Good Reason”, he also shall be entitled to receive his prorated bonus earned to the date of termination under the Company’s Management Incentive Plan.

CEO Pay Ratio

We are required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K to disclose the ratio of our median employee's annual total compensation to the annual total compensation of our principal executive officer. At the end of 2020, our principal executive officer was Mr. Meredith, our chief executive officer. In 2020, Mr. Meredith’s combined annual total compensation (calculated on an annual basis) was $7,442,542, and for our median employee was $89,831, resulting in a pay ratio of approximately 83:1.

In accordance with Item 402(u) of Regulation S-K, we identified the median employee by aggregating for each applicable employee (a) the annual base salary for salaried employees (or, for hourly employees, the hourly pay rate multiplied by the estimated 2020 work schedule), (b) the target bonus for 2020, and (c) the accounting value of any equity awards granted during 2020 and then ranking this total compensation measure for our employees from lowest to highest. This calculation was performed for individuals employed by us on December 31, 2020, excluding our chief executive officer David Meredith, whether employed on a full-time, part-time or seasonal basis. Components of compensation paid in foreign currencies were converted to U.S. dollars based on 2020 average exchange rates. The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation earned for service on our Board during the year ended December 31, 2020 by our directors who were not also our employees. Jaime Ellertson, who served as our Chief Executive Officer until July 2019 and as our Executive Chairman until January 1, 2021, and David Meredith, who has served as Chief Executive Officer since July 2019, are also members of our Board, but did not receive any additional compensation for their service as a director. Their compensation as executive officers is set forth above under “Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Richard D’Amore	$44,000	$114,921	$158,921
Alison Dean	50,000	114,921	164,921
Bruns Grayson	51,500	114,921	166,421
Kent Mathy	48,000	114,921	162,921
Simon Paris(2)	44,000	455,100	499,100
Sharon Rowlands	51,500	114,921	166,421

(1)

This column reflects the full grant date fair value of stock awards granted during the year as measured pursuant to ASC 718 as stock-based compensation in our consolidated financial statements. Unlike the calculations contained in our consolidated financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the non-employee director will perform the requisite service for the award to vest in full. The assumptions we used in valuing options are described in note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. The table below shows the aggregate number of option awards and stock awards outstanding for each of our non-employee directors as of December 31, 2020:

Name	Option Awards(a)	Stock Awards(b)
Richard D’Amore	—	723
Alison Dean	—	2,423
Bruns Grayson	24,892	723
Kent Mathy	5,000	723
Simon Paris	—	5,000
Sharon Rowlands	—	4,073
(a)	All options granted to the non-employee directors were fully vested as of December 31, 2020.
(b)	Initial stock awards granted to the non-employee directors vest over a three year period. Awards granted to the non-employee director at each annual meeting vest on the anniversary of such grant.
(2)

Pursuant to our non-employee director compensation policy, newly appointed directors, such as Mr. Paris, receive an equity grant of 5,000 RSUs. This policy has been revised as described below under “Director Compensation— Non-Employee Director Compensation Policy.”

Non-Employee Director Compensation Policy

Our Board adopted a compensation policy for non-employee directors. The policy provides for the compensation of non-employee directors with cash and equity compensation. Under the policy, each non-employee director receives an annual board service retainer of $40,000. Effective January 1, 2021, the chairperson of each of our audit committee, our compensation committee and our nominating and corporate governance committee receive additional annual committee chair service retainers of $20,000, $12,000 and $8,000, respectively. Effective January 1, 2021, other members of our audit committee, our compensation committee and our nominating and corporate governance committee receive additional annual cash retainers of $10,000, $5,000 and $4,000, respectively, for each such committee of which they are a member. The annual cash compensation amounts set forth above are payable in equal quarterly installments, payable in arrears following the end of each calendar quarter in which the board service occurs, prorated for any partial quarters of service. We also reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meeting of our Board or any committee thereof.

In addition to cash compensation, each non-employee director is eligible to receive the RSUs pursuant to our 2016 Equity Incentive Plan. Each continuing non-employee director as of the date of each Annual Meeting will receive an annual grant of RSUs with a value of $170,000 based on the 30-day average closing price of our common stock on the Nasdaq Stock Market through December 31 in the prior year, which will vest in full on the earlier of the end of the month that includes the first anniversary of such grant date or the date of the next annual stockholders’ meeting, provided that the applicable non-employee director is, as of such vesting date, then a director of our company. Additionally, any new non-employee directors who are appointed to the Board of Directors are eligible for an initial grant of RSUs with a value of $170,000 based on the closing price of our common stock on the Nasdaq Stock Market on the date of grant, which will vest in full on the first anniversary of the last day of the month of the date of grant, provided that at such vesting date, the director continues to serve on the Board of Directors. Any RSUs granted to a non-employee director pursuant to this policy will become fully vested upon a change in control, as long as such director is providing continuous service as of the date of such change in control. All equity awards under this policy will also be subject to the limitations on compensation payable to non-employee directors set forth in the 2016 Equity Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	1,699,562	(2)	$25.55	(3)	3,106,639	(4)(5)
Equity compensation plans not approved by security holders	—		—		—
Total	1,699,562		$25.55		3,106,639

(1)

These plans consist of our 2008 Equity Incentive Plan, our 2016 Equity Incentive Plan, and our 2016 Employee Stock Purchase Plan. No further grants were made under the 2008 Equity Incentive Plan after the completion of our initial public offering on September 21, 2016. Does not include purchase rights accruing under the 2016 Employee Stock Purchase Plan because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the applicable purchase period.

(2)	Consists of (i) 279,021 shares of common stock issuable upon exercise of outstanding options and (ii) 1,420,541 unvested RSUs and PSUs.
(3)	RSUs and PSUs do not have an exercise price and therefore are not included in the calculation of the weighted-average exercise price.
(4)

The number of shares of common stock reserved for issuance under the 2016 Equity Incentive Plan will automatically increase on January 1 of each year, beginning on January 1, 2017 and continuing through and including January 1, 2026, by 3% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board. Pursuant to the terms of the 2016 Equity Incentive Plan, an additional 1,063,483 shares were added to the number of available shares effective January 1, 2021.

(5)

The number of shares of common stock reserved for issuance under the 2016 Employee Stock Purchase Plan will automatically increase on January 1 of each year, beginning on January 1, 2017 and continuing through and including January 1, 2026, by the lesser of (i) 1% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, (ii) 200,000 shares of our common stock or (iii) a lesser number of shares determined by our Board. Pursuant to the terms of the 2016 Employee Stock Purchase Plan, an additional 200,000 shares were added to the number of available shares effective January 1, 2021.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involves exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy.

In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

In considering related person transactions, our audit committee, or other independent body of our Board, takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;
•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•	the availability of other sources for comparable services or products; and
•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

Except as described below, there have been no transactions since January 1, 2020 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our common stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive and Director Compensation.”

Employment Arrangements and Separation Agreements

We have entered into employment agreements with our executive officers. For more information regarding these agreements with our NEOs, see “Executive Compensation—Employment Arrangements.”

Stock Option Grants and Stock Awards to Directors and Executive Officers

We have granted stock options, RSU and PSUs to our certain of our directors and executive officers. For more information regarding the stock options and stock awards granted to our directors and named executive officers see “Executive Compensation.”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Certain of the transactions described above were entered into prior to the adoption of the written policy, but all such transactions were approved by our Board considering similar factors to those described above.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify us or your broker. Direct your written request to Everbridge, Inc., Attn: Corporate Secretary, 25 Corporate Drive, 4th Floor, Burlington, Massachusetts 01803 or call us at 1-888-366-4911. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Elliot J. Mark
Corporate Secretary

April 7, 2021

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC, is available without charge upon written request to: Everbridge, Inc., Attn: Corporate Secretary, 25 Corporate Drive, 4th Floor, Burlington, Massachusetts, 01803.

APPENDIX A

Text of Proposed Amendment to the Company’s Certificate of Incorporation to Declassify the Board of Directors

The proposed amendment to the Company’s Certificate of Incorporation would revise paragraph B of Article V as follows (new language is indicated by underlined text, and deletions are indicated by strikethroughs):

B.	BOARD OF DIRECTORS

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, each director whether elected at an annual meeting of stockholders or elected in the interim to fill vacancies and newly created directorships, shall be elected for a term expiring at the next annual meeting of stockholders following their election. In addition, notwithstanding the length of term of any director elected at an annual meeting of stockholders prior to the date of filing of the first amendment to this Fifth Amended and Restated Certificate of Incorporation, or elected in the interim to fill vacancies or newly created directorships, each such director shall serve a term expiring at the next annual meeting of stockholders following the date of filing of the first amendment to this Fifth Amended and Restated Certificate of Incorporation.    .    ~~, following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), covering the offer and sale of Common Stock to the public (the “Initial Public Offering”), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.~~

Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

The proposed amendment to the Company’s Certificate of Incorporation would revise paragraph C of Article V of the Company’s Certificate of Incorporation as follows:

“C. REMOVAL OF DIRECTORS

Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, and subject to any limitations imposed by law ~~following the closing of the Initial Public Offering, neither~~ the Board of Directors ~~nor~~ and any individual director may be removed with or without cause~~.~~

~~Subject to any limitation imposed by law, any individual director or directors may be removed with cause~~ by the affirmative vote of the holders of a majority ~~sixty six and two thirds percent (66 2/3%)~~ of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors."

Text of Proposed Amendment to the Company’s Certificate of Incorporation to Remove Certain Supermajority Voting Provisions

The proposed amendment to the Company’s Certificate of Incorporation would revise paragraph E of Article V and paragraph B of Article VIII as follows (new language is indicated by underlined text, and deletions are indicated by strikethroughs):

E.	BYLAW AMENDMENTS.

1.The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Fifth Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of a majority ~~at least sixty-six and two-thirds percent (66 2/3%)~~ of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Paragraph B of Article VIII of the Company’s Certificate of Incorporation be amended as follows:

B.Notwithstanding any other provisions of this Fifth Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by this Fifth Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least a majority ~~sixty-six and two-thirds percent (66 2/3%)~~ of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII .

APPENDIX B

Reconciliation of Non-GAAP Financial Measures

In this Proxy Statement, we provide Adjusted EBITDA, which is a non-GAAP financial measure that represents our net loss before interest and investment expense, net, (benefit from) provision for income taxes, depreciation and amortization, loss on extinguishment of convertible notes, change in fair value of contingent consideration and stock-based compensation. The following table reconciles GAAP net loss, the most directly comparable GAAP measure, to adjusted EBITDA for each of the periods indicated (in thousands):

	Year Ended December 31,
	2020	2019
Net loss	$(93,396)	$(52,250)
Interest and investment expense, net	22,082	2,979
(Benefit from) provision for income taxes	(2,267)	425
Depreciation and amortization	30,759	19,671
Loss on extinguishment of convertible notes	446	1,406
Change in fair value of contingent consideration	3,665	(550)
Stock-based compensation	46,755	33,489
Adjusted EBITDA	$8,044	$5,170

everbridge® VOTE

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Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3, 4 and 5.

1. Election of Directors:

	For	Withhold
01 - Alison Dean	☐	☐
02 - Kent Mathy	☐	☐
03 - Simon Paris	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

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Proxy — Everbridge, Inc.

Notice of 2021 Annual Meeting of Stockholders

25 Corporate Drive, Burlington, MA 01803
Proxy Solicited by Board of Directors for Annual Meeting – May 20, 2021

Elliot J. Mark and Patrick Brickley, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Everbridge, Inc. to be held on May 20, 2021 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each nominee listed and FOR Proposals 2, 3, 4 and 5.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

C Non-Voting Items

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Comments – Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐